Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

APACHE DESIGN SOLUTIONS, INC.

– and –

SEQUENCE DESIGN, INC.

Dated as of August 19, 2009

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SECTION 11.08.	Amendments and Waivers	67

SECTION 11.09.	Severability	67

SECTION 11.10.	Entire Agreement; No Third-Party Beneficiaries	67

SECTION 11.11.	Governing Law	67

SECTION 11.12.	Assignment	67

SECTION 11.13.	Consent to Jurisdiction	68

SECTION 11.14.	Waiver of Jury Trial	68

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EXHIBITS

Exhibit A	—	Bill of Sale

Exhibit B	—	Assignment and Assumption of Certain Contracts

Exhibit C	—	Intellectual Property Assignment Agreements

Exhibit D	—	Secured Creditors and Other Lienholders

Exhibit E	—	Retained Employees

Exhibit F	—	Terminated Employees

Exhibit G	—	Third Party Consents

Exhibit H	—	Sequence India Stock Purchase Agreement

Exhibit I	—	Liquidation Spreadsheets

Exhibit J	—	Seller Officer’s Certificate

Exhibit K	—	Closing Date Balance Sheets of each Seller Subsidiary and Seller

Exhibit L	—	FIRPTA Certificate

Exhibit M	—	Seller Secretary’s Certificate

Exhibit N	—	Joinder Agreement

Exhibit O	—	Buyer Officer’s Certificate

Exhibit P	—	Buyer Secretary’s Certificate

Exhibit Q	—	Final Seller Disclosure Schedule and Related Exhibits and Appendices

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of August 19, 2009 (this “Agreement”), is entered into by and between APACHE DESIGN SOLUTIONS, INC., a Delaware corporation (“Buyer”) and SEQUENCE DESIGN, INC., a California corporation (“Seller”). Capitalized terms used herein shall have the meanings set forth in this Agreement.

WHEREAS Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the assets of Seller upon the terms and subject to the conditions of this Agreement and the Ancillary Documents;

WHEREAS the Board of Directors of Seller, by resolution duly adopted, has declared that it deems the sale of the assets of Seller to Buyer upon the terms and conditions, and for the consideration, set forth in this Agreement and the Ancillary Documents to be expedient and in the best interests of Seller, and deems it advisable and in the best interests of Seller’s shareholders to consummate, and the Seller’s Board of Directors has approved, this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Acquisition

SECTION 1.01. The Acquisition. (a) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all the right, title and interest as of the Closing of Seller in, to and under the Acquired Assets for an aggregate purchase price of (i)(a) US Five Million Seven Hundred Fifty Thousand Dollars (US$5,750,000) plus (b) the Subsidiaries Payment Amount (collectively, the “Purchase Price”), payable as set forth in and subject to the provisions of this Agreement and (ii) the assumption of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition.”

(b) The purchase price for these Acquired Assets will be determined in accordance with the purchase price allocation determined solely by the Buyer in its discretion and in accordance with Section 6.02 of this Agreement. Buyer is purchasing the source code and all other licensed, copyrighted or patented intangible assets (the “Electronic Assets”) included in the Acquisition with the intent to resell such Electronic Assets to consumers as part of Buyer’s ongoing business activities. The parties agree to treat the transfer of Electronic Assets as exempt technology transfers for purposes of California Sales and Use Tax Regulation 1502(f)(1)(B) or any analogous regulation or statute of any other applicable jurisdiction.

SECTION 1.02. Acquired Assets and Excluded Assets. (a) The term “Acquired Assets” means, other than the Excluded Assets, all of the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller on the Closing Date, including without limitation, the following assets, properties, business, goodwill and rights:

(i) all of Seller’s Intellectual Property, including, without limitation, the items identified in Section 1.02(a)(i) of the Seller Disclosure Schedule;

(ii) all existing documentation relating to the development, use, maintenance and operation of the Intellectual Property, including confidentiality agreements, invention assignment agreements, and confidential or proprietary information and inventions agreements;

(iii) all Tangible Personal Property, including those items described in Section 1.02(a)(iii) of the Seller Disclosure Schedule;

(iv) all interests, rights and benefits under any leases of Tangible Personal Property, including those items described in Section 1.02(a)(iv) of the Seller Disclosure Schedule;

(v) all inventory of parts, supplies and accessories of every kind, nature and description, including those items described in Section 1.02(a)(v) of the Seller Disclosure Schedule;

(vi) all permits, licenses, franchises, consents and other approvals and operating rights that are assignable or transferable under applicable law, including those items described in Section 1.02(a)(vi) of the Seller Disclosure Schedule;

(vii) all manual and automated routing and billing information and components thereof, including, without limitation, all routing and billing computer software and programs containing any customer information, including the items set forth in Section 1.02(a)(vii) of the Seller Disclosure Schedule;

(viii) all rights with respect to pre-Closing claims arising under any insurance policies of the Seller, including those policies described in Section 1.02(a)(viii) of the Seller Disclosure Schedule;

(ix) all data and records related to the operations of Seller, including client and customer lists, research and development reports, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents;

(x) all claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(xi) all accounts receivable, backlog, customer orders, and unbilled orders of Seller and the Seller Subsidiaries, including the items described in Section 1.02(a)(xi) of the Seller Disclosure Schedule;

(xii) all rights of Seller and the Seller Subsidiaries relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;

(xiii) all right, title and interest of Seller and the Seller Subsidiaries in, to and under the Contracts, including those listed in Section 1.02(a)(xiii) of the Seller Disclosure Schedule, including all right, title and interest of Seller in, to and under the Assigned/Assumed Contracts set forth in Section 1.03(a) of the Seller Disclosure Schedule, but excluding the Excluded Contracts;

(xiv) all equity interests in the Seller Subsidiaries; and

(xv) all other tangible and intangible assets and goodwill of Seller which are not identified as “Excluded Assets” pursuant to Section 1.02(b).

(b) The term “Excluded Assets” means the (i) assets listed in Section 1.02(b)(i) of the Seller Disclosure Schedule; (ii) all rights in and to the Contracts identified on Section 1.02(b)(ii) of the Seller Disclosure Schedule (collectively, the “Excluded Contracts”); (iii) all of Seller’s and NonSeller Subsidiaries’ minute books, stock records and corporate seals; (iv) all personnel records and any other corporate, employment or other records that Seller or any NonSeller Subsidiary is required by law to retain in their possession; and (v) all rights of Seller under this Agreement or the Ancillary Documents.

SECTION 1.03. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and, from and after the Closing, Buyer shall pay, perform and discharge when due only the written obligations and written commitments of Seller expressly set forth in the written agreements specifically listed in Section 1.03(a) of the Seller Disclosure Schedule (collectively, the “Assigned/Assumed Contracts”) (collectively, the “Assumed Liabilities”).

(b) Notwithstanding Section 1.03(a) or any other provision of this Agreement or any Ancillary Document, and regardless of any disclosure or disclosure schedule to Buyer, neither Buyer nor any of its subsidiaries or other affiliates shall assume any of the following liabilities, obligations and commitments of Seller or any NonSeller Subsidiary (collectively, the “Excluded Liabilities”), all of which shall be retained and paid, performed and discharged when due by Seller or any NonSeller Subsidiary, as applicable:

(i) any liability, obligation or commitment of Seller or any NonSeller Subsidiary relating to or arising out of any Acquired Asset, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, and based upon, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission existing or arising on or occurring prior to the Closing, other than (a) written obligations or written commitments of Seller set forth in the Assigned/Assumed Contracts (that are customer Contracts with a deferred revenue provision) set forth in Section 1.03(a) of the

Seller Disclosure Schedule solely to the extent arising under such Assigned/Assumed Contracts after the Closing Date to support, maintain or repair any products or services sold by Seller prior to the Closing Date, including such warranty obligations arising from such Assigned/Assumed Contracts (the “Support Obligations”), (b) written cash commitments under the Sequence Design, Inc. Year 2009 Sales Incentive Compensation Plans for all Sales Personnel and FAEs to Seller’s sales personnel and FAEs and third parties solely to the extent set forth in such Assigned/Assumed Contracts set forth in Section 1.03(a) of the Seller Disclosure Schedule arising after the Closing Date based on product sales of Seller made prior to the Closing Date and more fully set forth in an appendix to the Seller Disclosure Schedule, provided that the cash commitments shall be reduced by the cash received by Seller or the Seller Subsidiaries prior to the Closing Date from customers, in which case, Seller shall be responsible for said commissions and (c) written royalty obligations set forth in the Verific Software License Agreement dated September 3, 2003, the Pextra Embedded Technology License Agreement dated November 3, 2006, and the Concept Engineering License Agreement dated February 10, 2007 solely for those royalty obligations attached to accounts receivable to be acquired on the Closing Date by the Buyer and more fully set forth in an appendix to the Seller Disclosure Schedule (provided further that such cash royalty obligations shall be reduced by the cash received by the Seller or the Seller Subsidiaries prior to the Closing Date from customers, in which case the Seller shall be responsible for said royalty obligations);

(ii) any liability, obligation or commitment of Seller (including the NonSeller Subsidiaries) (A) arising out of any actual or alleged breach by Seller (including the NonSeller Subsidiaries) of, or nonperformance by Seller (including the NonSeller Subsidiaries) under, any Contract prior to the Closing, or (B) accruing under any Assigned/Assumed Contract with respect to any period prior to the Closing;

(iii) any liability, obligation or commitment arising out of (A) any suit, action or proceeding pending or threatened as of the Closing Date, whether brought prior to, on or after the Closing Date or (B) any actual or alleged violation by Seller (including the NonSeller Subsidiaries) or any of its affiliates of any applicable statute, law, ordinance, decree, order, rule, judgment, bylaw, clearances, directive, guideline, policy, requirement, government restriction or regulation (collectively, “Law”) prior to the Closing;

(iv) any liability, obligation or commitment of Seller or any NonSeller Subsidiary that relates to, or that arises out of, any Excluded Asset, or that arises out of the distribution to, or ownership by, Seller or any NonSeller Subsidiary of any Excluded Asset or associated with the realization of the benefits of any Excluded Asset;

(v) any liability, obligation or commitment for all (A) domestic and foreign federal, state, county, local and municipal taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate, franchise, income, sales, use, ad valorem, receipts, value-added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture, registration and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (C) liability for the payment of any amounts as a result of an express or implied obligation, pursuant to an agreement or otherwise, to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B) (the amounts of the type described in clauses (A), (B) and (C) being hereinafter called the “Taxes”), whether or not accrued, assessed or currently due and payable, (x) of Seller, the NonSeller Subsidiaries and any of their respective affiliates or (y) relating to the Acquired Assets or the Assumed Liabilities for any tax period (or portion thereof) ending on or prior to the Closing Date;

(vi) any liability, obligation or commitment for the aggregate amount of all fees and expenses incurred by Seller, any NonSeller Subsidiary or either Seller Subsidiary (including the fees and expenses of legal counsel, and fees and expenses of any accountant, auditor, broker, financial advisor or consultant retained by or on behalf of Seller, any NonSeller Subsidiary or either Seller Subsidiary) arising from or in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby or the liquidation or dissolution of Seller or any NonSeller Subsidiary following the Closing (collectively, the “Transaction Costs”);

(vii) any liability, obligation or commitment of Seller to any of its affiliates, including the NonSeller Subsidiaries or any liability, obligation or commitment of any Seller Subsidiary to Seller or any NonSeller Subsidiary;

(viii) any Indebtedness;

(ix) any liability, obligation or commitment relating to (A) the employment or termination of employment of any Participant with Seller, any NonSeller Subsidiary or a Seller Subsidiary (provided such termination of a Participant of a Seller Subsidiary occurs prior to or on the Closing Date) or (B) the receipt by any Participant of benefits from Seller or any of its affiliates or pursuant to any Benefit Plan or Benefit Agreement;

(x) any other liability, obligation or commitment as and to the extent such liability, obligation or commitment is or is not reflected on the face of the Financial Statements or Recent Financial Statements (including any such liabilities that relate to, or arise out of, the Assigned/Assumed Contracts or any such liabilities, obligations or commitments relating to any express or implied warranties, other than Seller’s (including the Seller Subsidiaries’) written obligations or written commitments for the Support Obligations) and regardless of whether or not any claims made with respect thereto are made prior to, on or after the Closing Date;

(xi) accounts payable accrued with respect to the conduct of the business of Seller (including the NonSeller Subsidiaries) prior to the Closing Date;

(xii) any liabilities or obligations of Seller or the NonSeller Subsidiaries incurred, arising from or out of or in connection with this Agreement or the Ancillary Documents or the events or negotiations leading up to this Agreement or the Ancillary Documents;

(xiii) any claims related to Intellectual Property matters, including misappropriation of trade secrets, ownership or infringement;

(xiv) any liability under any Benefit Agreement at any time maintained, contributed to or required to be contributed to by or with respect to Seller or any NonSeller Subsidiary or under which Seller or any NonSeller Subsidiary may incur liability, or any contributions, benefits or liabilities therefore, or any liabilities with respect to Seller’s or its affiliates’ withdrawal or partial withdrawal from or termination of any Benefit Agreement;

(xv) any liability under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state statute (“COBRA”);

(xvi) any liability of Seller or its affiliates under the WARN Act, and any similar state, local U.S. or non-U.S. law or regulation;

(xvii) any liability of Seller or any NonSeller Subsidiary for payroll obligations and/or severance and/or paid time and/or mandatory or customary payment and/or expense accounts and/or benefit and/or entitlement for employees of Seller or any NonSeller Subsidiary;

(xviii) any liability, obligation or commitment of Seller or the NonSeller Subsidiaries that relates to, or that arises or exists out of, products manufactured, shipped or sold by or on behalf of Seller or any of its affiliates, including the NonSeller Subsidiaries, on or prior to the Closing Date (including environmental or health and safety claims, claims of negligence, personal injury, product damage, product liability, product warranties, promotional obligations, strict liability, product recall or any other claims (including workers’ compensation, employer’s liability or otherwise)), other than Seller’s written obligations or written commitments for the Support Obligations, whether such liability, obligation or commitment relates to or arises out of accidents, injuries or losses occurring on or prior to or after the Closing Date.

“Indebtedness” of any person means (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid by such person, other than trade credit incurred in the ordinary course of business, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such person, (viii) all capital lease obligations of such person, (ix) the notional amount of all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any Indebtedness of any primary obligor or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of any Indebtedness of any primary obligor of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay any Indebtedness of such primary obligor.

“Lien” with respect to any person means all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever applicable to or binding upon such person or its assets, including without limitation the liens and encumbrances held by the Silicon Valley Bank and the bridge note lenders to the Seller.

(c) Seller shall take all actions necessary to ensure that Buyer shall acquire the Acquired Assets free and clear of all Liens, liabilities, obligations and commitments of Seller, other than the Assumed Liabilities.

SECTION 1.04. Assignment and Assumption of Certain Contracts. (a) Notwithstanding anything in this Agreement (including Sections 1.02 and 1.03) or the Ancillary Documents to the contrary, and for no further consideration, from time to time after the Closing, Buyer shall have the right, at its option, to require Seller or a NonSeller Subsidiary, promptly after the receipt of notice from Buyer, to assign, transfer, convey and deliver to Buyer all the right, title and interest of Seller (including the NonSeller Subsidiaries) in, to and under any Excluded Contracts specified in such notice (each such Contract, a “Post-Closing Contract”). Concurrently with any such assignment, Buyer shall assume, and agree to pay, perform and discharge when due, all the liabilities, obligations and commitments of Seller (including the NonSeller Subsidiaries) under any such Post-Closing Contract; provided, however, that Buyer shall not assume, pay, perform or discharge when due, any liability, obligation or commitment of Seller (including the NonSeller Subsidiaries) under any such Post-Closing Contract to the extent such liabilities, obligations or commitments arose or existed prior to the assignment and assumption of such Post-Closing Contract. For purposes of this Agreement (including Article VII), (a) the agreements, documents and instruments delivered in connection with any such assignment and assumption (other than the relevant Post-Closing Contract) shall also be deemed to be Ancillary Documents and (b) upon the assignment and assumption of any Post-Closing Contract, (i) the right, title and interest in, to and under such Post-Closing Contract will be deemed to be an Acquired Asset and (ii) subject to the provisions of this Section 1.04 and the other terms of this Agreement, the written obligations and written commitments under such Post-Closing Contract will be deemed to be Assumed Liabilities; provided that any references herein to the “Closing” or the “Closing Date” in connection with the Ancillary Documents, the Acquired Assets or the Assumed Liabilities arising in connection with an assignment and assumption of a Post-Closing Contract will be deemed to be references to the time or date such assignment and assumption became effective.

(b) Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Assigned/Assumed Contract or any other agreement otherwise included in the Acquired Assets that prohibits any assignment otherwise contemplated by this Agreement, and for which the Seller has not obtained a required consent to assignment or given a required notice as of the Closing. As to any such agreement so designated in writing by Buyer, Seller or the Representative agrees to use commercially reasonable efforts to obtain any required consent(s) or provide the appropriate notice or waivers as promptly as possible after the Closing, and to act after the Closing as Buyer’s agent and otherwise cooperate with Buyer in order to obtain for Buyer the benefits under those agreements to the maximum extent permitted by law. Buyer will be solely responsible for any commercially reasonable costs or expenses necessary to obtain any such consent. If an attempted assignment would be ineffective or would impair Buyer’s rights under any Acquired Asset so that Buyer would not receive all such rights, then Seller or the Representative and Buyer will cooperate in any lawful and reasonable arrangement which will provide Buyer the obligations and benefits of any such Acquired Asset, including subcontracting, licensing or sublicensing to Buyer any or all of Seller’s rights and obligations with respect to such Acquired Asset. In any such arrangement, Buyer will (a) bear the sole responsibility for completion of the work or provision of goods and services, (b) bear all Taxes with respect thereto or arising therefrom, (c) be solely entitled to all benefits thereof, economic or otherwise, and (iv) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof and any liabilities related to termination of such Assigned/Assumed Contracts. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of such Acquired Asset will be effected in accordance with the terms of this Agreement.

SECTION 1.05. Holdback of Aggregate Deferred Payment Amount. Seller hereby agree that, notwithstanding anything contained in this Agreement (including Section 1.01) to the contrary, (a) the Purchase Price to be paid to Seller at Closing shall be reduced by US Seven Hundred Fifty Thousand Dollars (US$750,000) (the “Aggregate Deferred Payment Amount”) and (b) such Aggregate Deferred Payment Amount shall be withheld by Buyer, may be reduced by Buyer and shall be paid or distributed by Buyer as set forth herein.

SECTION 1.06. Certain Transfers of Equity Interests. (a) The transfer of all equity interests of the Seller Subsidiaries will be effective as of the Closing Date, from and after which date Buyer will be the beneficial owner of such equity interests for all purposes and to the extent registered ownership of such equity interests is not transferred to Buyer as of the Closing Date, Seller will hold such equity interests (including, for the purposes hereof, any nominee shares) as nominee or trustee for the benefit of Buyer until such equity interests have been formally registered in the name of Buyer and/or such other person(s) as Buyer may designate. To the extent that transfer of registered ownership of such equity interests is not perfected on the Closing Date or would be contrary to applicable Law or requires the consent, authorization or approval of any person, including any Governmental Entity, which consent, authorization or approval the parties were not able to obtain prior to the Closing Date, the parties will use their best efforts to provide to, or cause to be provided to, Buyer, the rights and benefits associated with registered ownership of such equity interests and take such other actions as may reasonably be requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if Buyer were the registered holder of all such equity interests. Without limiting the foregoing and in connection therewith, Buyer will have the right (i) to receive all dividends or distributions (liquidating or otherwise) associated with such equity interests, or direct the Seller to deliver such dividends or distributions to the party of Buyer’s selection, (ii) to direct the Seller to sell, transfer or encumber such equity interests, and receive the proceeds therefrom, including any of the rights or privileges associated with such equity interests, and (iii) to direct the Seller to vote such equity interests as Buyer instructs.

(b) In connection with the arrangement set forth in this Section 1.06, and without limiting the foregoing, Seller covenants and agrees as follows: (i) to vote such equity interests at the meetings of the shareholders of the applicable Seller Subsidiary only as directed by Buyer; (ii) to observe all corporate formalities and filing requirements that may have to be met with regard to such equity interests; (iii) to forward to Buyer, or any other person identified by Buyer, all dividends, distributions (liquidating or otherwise), and sale proceeds made with respect to such equity interests; (iv) to sell, transfer encumber such equity interests only as directed by Buyer; (v) to immediately notify Buyer upon attachment or attempted seizure of, or acquisition of, any interest or assertion of any rights in, such equity interests by any third person and take appropriate action to defend against such attachment and to protect Buyer’s interest in such equity interests; (vi) to not take any action with respect to such Seller Subsidiary’s bank accounts, or the funds therein, without the prior written consent of Buyer; and (vii) to be entitled to rely on the written instructions of the officers and directors of Buyer, and such instructions will be deemed to have been duly authorized by Buyer.

ARTICLE II

Closing

SECTION 2.01. Closing Date. The closing of the Acquisition (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025 on September 4, 2009, or on such mutually agreeable date as soon as practicable but in no event later than two business days after satisfaction or waiver of the closing conditions, or at such other time and place as the parties may agree in writing (the date on which the Closing occurs, the “Closing Date”).

SECTION 2.02. Closing Deliveries. (a) On the Closing Date, Seller shall execute and deliver or cause to be delivered to Buyer and Buyer shall execute and deliver or cause to be delivered to Seller, as applicable (each of which shall be deemed an Ancillary Document):

(i) the Bill of Sale in a form satisfactory to the Buyer and the Seller, attached hereto as Exhibit A;

(ii) the Assignment and Assumption of Certain Contracts in a form satisfactory to the Buyer and the Seller, attached as Exhibit B;

(iii) intellectual property assignment agreements in form and substance satisfactory to Buyer and Seller with respect to the Intellectual Property, attached as Exhibit C;

(iv) evidence of Liens releases and termination of all related obligations and payoff statements of the Seller’s and Seller Subsidiaries’ secured creditors and other Lienholders, in a form satisfactory to Buyer and to Seller, attached as Exhibit D;

(v) the other Ancillary Documents referred to in this Agreement, in a form satisfactory to Buyer and to Seller;

(vi) executed offer letters (“Offer Letters”) and proprietary information and inventions agreements for the employees set forth on the attached Exhibit E (collectively, the “Retained U.S. Employees”);

(vii) irrevocable general releases of claims, in favor of Buyer and Seller and their respective affiliates (collectively, “Releases”) from the Retained U.S. Employees and all other Seller, NonSeller Subsidiary and Seller Subsidiary employees who are terminated prior to Closing, in a form satisfactory to Buyer and to Seller, attached as Exhibit F;

(viii) third party consents (collectively, the “Third Party Consents”) set forth on a mutually agreed upon schedule, attached as Exhibit G;

(ix) the share certificates (kabuken) of Sequence Japan representing all of the outstanding equity interests of Sequence Japan;

(x) a certified copy of the shareholders’ register (kabunushi meibo) of Sequence Japan, duly and validly recording the transfer of the shares of Sequence Japan;

(xi) (A) an original copy of the certificate of seal impression (inkan shomeisho) of the representative director of Sequence Japan and (B) an original copy of the corporate register (shogyo tokibo tohon) of Sequence Japan, each of which shall be issued during the two (2) week period immediately preceding the Closing Date;

(xii) a request for approval of transfer of the shares of Sequence Japan, in a form satisfactory to Buyer and to Seller, and (B) a request for registration of the transfer of the shares of, each executed by the Seller, in a form satisfactory to Buyer and to Seller;

(xiii) a certified copy of resolutions of Sequence Japan’s board of directors approving the transfer of the shares of Sequence Japan from Seller to Buyer, in a form satisfactory to Buyer and to Seller;

(xiv) resignation letters, effective as of the Closing Date, from the directors and the statutory auditor of Sequence Japan;

(xv) the Sequence India stock purchase agreement, in a form satisfactory to Buyer and to Seller, attached as Exhibit H;

(xvi) a certified copy each of the memorandum and articles of association and other organizational documents, and all amendments thereto, of Sequence India and a certificate of good standing of Sequence India from a practicing company secretary or other person or authority acceptable to the Buyer in the state of incorporation of Sequence India; and

(xvii) a letter from the chief financial officer of Sequence India confirming that all consents required under Law or any third party consents as may be necessary to enter into the stock purchase agreement by Sequence India have been obtained by Sequence India, in a form satisfactory to Buyer and to Seller.

(b) On the Closing Date, Buyer shall deliver or cause to be delivered to Seller payment, by wire transfer to a bank account designated in writing by Seller, of immediately available funds in an amount equal to the aggregate of (a) US Four Million Five Hundred Thousand Dollars (US$4,500,000) plus (b) the Subsidiaries Payment Amount.

ARTICLE III

Representations and Warranties Regarding Seller and Seller Subsidiaries

Except as set forth on the disclosure schedule (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided, however, that any exception to or disclosure in respect of any representation or warranty, and any other information, which is disclosed in one section of the Seller Disclosure Schedule shall be deemed to have been disclosed in every other section of the Seller Disclosure Schedule and shall be deemed a disclosure in respect of every other representation or warranty contained in this Agreement, but only to the extent it is readily apparent from the face of such disclosure or exception that such disclosure or exception is applicable to such other representation or warranty; and provided further however, that a mere listing of an agreement or document in the Seller Disclosure Schedule shall not modify any representations or warranties, or be deemed to be a disclosure of the contents of such agreement or document, unless such representation or warranty requires a listing of agreements or documents) delivered by Seller to Buyer prior to the execution of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants to Buyer as follows:

SECTION 3.01. Organization, Standing and Corporate Power. (a) Seller (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and (ii) has all requisite corporate power and authority to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted and as proposed to be conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, each such jurisdiction is set forth in Section 3.01(a) of the Seller Disclosure Schedule. Seller has delivered to Buyer complete and correct copies of its Certificate of Incorporation (the “Seller Certificate”) and its Bylaws (the “Seller Bylaws”), in each case as amended to the date of this Agreement.

(b) Subsidiaries of Sequence. Seller does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity, except for the following wholly owned subsidiaries: Sequence Design K.K., a Japan subsidiary (“Sequence Japan”) and Sequence Design (India) Pvt. Ltd., an India subsidiary (“Sequence India”, together with Sequence Japan, individually, a “Seller Subsidiary,” and collectively, the “Seller Subsidiaries”); and Sequence Design Ltd., Sequence Design Delaware, Inc., Sequence Design International, Inc., Sente Inc., and Sapphire Design Automation, Inc. (such five subsidiaries of Seller shall be referred to collectively as the “NonSeller Subsidiaries”). All the outstanding shares of capital stock (or other ownership interests, as applicable) of each Seller Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Seller free and clear of all Liens. Each Seller Subsidiary is (i) duly organized, validly existing and in good standing in its jurisdiction of organization, (ii) duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Section 3.01(a) of the Seller Disclosure Schedule) and (iii) has the corporate power and authority to own, operate and lease its properties. The Seller Subsidiaries do not owe any Indebtedness to Seller or any NonSeller Subsidiary. Section 3.01(b) of the Seller Disclosure Schedule sets forth (i) the name and jurisdiction of incorporation or organization of each Seller Subsidiary, (ii) the authorized and outstanding capital stock of each such Seller Subsidiary, and (iii) the holder of record and beneficial owner of all of the outstanding shares or other ownership interests of each such Seller Subsidiary.

SECTION 3.02. Authority; Noncontravention. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to consummate the transactions contemplated hereby and thereby and to comply with the provisions hereof and thereof. The execution, delivery and performance by Seller of this Agreement, the Ancillary Documents, the consummation by Seller of the transactions contemplated hereby and thereby and the compliance by Seller with the provisions hereof and thereof have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller is necessary to authorize this Agreement, the Ancillary Documents, to consummate the transactions contemplated hereby and thereby or to comply with the provisions hereof and thereof. The Board of Directors of the Seller (the “Board”) has declared the Acquisition, upon the terms and conditions, and for the consideration, set forth in this Agreement to be expedient and in the best interests of Seller, and deems it advisable and in the best interests of its shareholders to consummate, and the Board has duly approved, this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein. By the Closing Date, the holders of the requisite number of outstanding shares of capital stock of Seller will have waived all requirements that Seller has to perform any act or function under the Seller’s charter documents or any other Contract. This Agreement (as of the date of this Agreement) and the Ancillary Documents (as of the Closing Date) have been or will be, as the case may be, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitute valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. The execution and delivery of this Agreement, the Ancillary Documents, the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance by Seller with the provisions of this Agreement and the Ancillary Documents do not and will not conflict with, or result in any violation or breach in any material respect of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Seller (including the Seller Subsidiaries) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the Seller’s charter documents or the Seller Bylaws, (b) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, purchase order or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments or modifications thereto, a “Contract”) to which Seller (including the Seller Subsidiaries) is a party or any of its properties or assets are subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any (i) Law or (ii) judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation or decree (each, an “Order”), in each case applicable to Seller (including the Seller Subsidiaries) or any of its material properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to (A) have a Material Adverse Effect on Seller or affect Buyer in a material and adverse manner, (B) impair in any material respect the ability of Seller (including the Seller Subsidiaries) to perform its obligations under this Agreement or the Ancillary Documents or (C) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement or the Ancillary Documents. No consent, approval, Order or authorization of, or registration, declaration or filing with, any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Seller (including the Seller Subsidiaries) in connection with the execution and delivery of this Agreement or the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby (alone or in combination with any other event) or the compliance with the provisions hereof or thereof, except for such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to (1) have a Material Adverse Effect on Seller or affect Buyer in a material and adverse manner, (2) impair in any material respect the ability of Seller (including the Seller Subsidiaries) to perform its obligations under this Agreement or the Ancillary Documents or (3) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement or the Ancillary Documents. As of the Closing Date, Seller will have obtained effective written waivers of any rights of first refusal, rights of first offer or other similar rights of any person that would be applicable to any of the transactions contemplated by this Agreement or the Ancillary Documents. Seller has delivered or will deliver at Closing to Buyer complete and correct copies of all filings made or to be made by Seller or any Seller Subsidiary with any Governmental Entity in connection with this Agreement or the Ancillary Documents or any of the transactions contemplated hereby or thereby.

SECTION 3.03. Financial Statements and Recent Financial Statements. (a) Section 3.03(a) of the Seller Disclosure Schedule sets forth or will set forth as of Closing (in the case of the financial statements dated after July 31, 2009) (i) the unaudited consolidated balance sheets of Seller as of December 31, 2007 and December 31, 2008 (collectively, the “Interim Balance Sheets”), and the related consolidated income statements and consolidated statements of cash flows of Seller for the fiscal years ended on such dates (together with the Interim Balance Sheets, collectively, the “Financial Statements”), (ii) the unaudited consolidated balance sheet of Seller and the unaudited balance sheet of each Seller Subsidiary on a standalone basis, each dated as of June 30, 2009, (iii) the unaudited balance sheet of each Seller Subsidiary on a standalone basis, each dated as of July 31, 2009 (collectively, the “July 31, 2009 Balance Sheets”), (iv) the unaudited balance sheet of each Seller Subsidiary on a standalone basis, each dated as of the Closing Date and the unaudited balance sheet of Seller, dated as of the Closing Date (each a “Closing Date Balance Sheet”) (each of the eight balance sheets in subsections (ii),

(iii) and (iv) immediately above to be referred to collectively as the “Closing Balance Sheet”) and (v) the related consolidated income statement and consolidated statement of cash flows of Seller for the six months ended June 30, 2009 (together with each Closing Balance Sheet, collectively, the “Recent Financial Statements”). Each of the Financial Statements and the Recent Financial Statements (A) was (or will be on the Closing Date in the case of each Closing Date Balance Sheet) derived from and are (or will be on the Closing Date in the case of each Closing Date Balance Sheet) in accordance with the books and records of Seller and each Seller Subsidiary, in each case as applicable, (B) has been (or will be on the Closing Date in the case of each Closing Date Balance Sheet) prepared in conformity with United States generally accepted accounting principles (“GAAP”), consistently applied throughout the periods covered thereby, except that such statements may be subject to normal immaterial year-end adjustments and do not contain all of the footnotes required by GAAP, and (C)(1) with respect to any consolidated balance sheets, or related income statement or statement of cash flows, included in the Financial Statements or Recent Financial Statements, as the case may be, each such consolidated statements fairly presents (or will fairly present on the Closing Date in the case of each Closing Date Balance Sheet) the consolidated financial condition and liabilities of Seller and its subsidiaries as of the dates thereof and the results of operations of Seller and its subsidiaries for the periods then ended, and (2) with respect to any standalone balance sheet and the unaudited balance sheet of Seller and the NonSeller Subsidiaries, or related income statement or statement of cash flows, included in the Financial Statements or Recent Financial Statements, each such standalone statement and the unaudited balance sheet of Seller and the NonSeller Subsidiaries, fairly presents (or will fairly present on the Closing Date in the case of each Closing Date Balance Sheet) the financial condition and liabilities of each of Seller, NonSeller Subsidiary, or such Seller Subsidiary, as applicable, as of the dates thereof and the results of operations of Seller or such Seller Subsidiary, as applicable, for the periods then ended.

(b) Internal Controls over Financial Reporting. (i) The books, records and accounts of Seller (including the Seller Subsidiaries), all of which have been provided to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices; and (ii) Seller’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Seller’s (including the Seller Subsidiaries’) assets.

(c) Liquidation Spreadsheet. Attached as Exhibit I is a spreadsheet (as revised from time to time, the “Liquidation Spreadsheet”) which accurately and completely sets forth all of the debts and obligations of the Seller and its subsidiaries and the obligors of each such debt or obligation as of the Closing after giving effect to the payment of the Purchase Price due on the Closing Date and the other transactions set forth herein and the proposed distribution of assets to the creditors, shareholders and other parties of the Seller and its subsidiaries. The Seller has provided or will provide in accordance with this Agreement to the Buyer all of the backup schedules to support the Liquidation Spreadsheet and all of the materials provided to the Seller’s Board of Directors in connection therewith, including the Liquidation Spreadsheet provided from time to time to the Seller’s Board of Directors on or about July 24, 2009, August 14, 2009 and thereafter. The Liquidation Spreadsheet, when provided to the Buyer, is and will be complete and accurate in all respects and does not and will not omit any pertinent data.

SECTION 3.04. Undisclosed Liabilities. Except for (a) the liabilities (which liabilities are correct as to type and amount) set forth on each Closing Balance Sheet or (b) liabilities for Transaction Costs, Seller (including the Seller Subsidiaries) has no liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise).

SECTION 3.05. Absence of Certain Changes or Events. (a) Since January 1, 2008, Seller (including the Seller Subsidiaries) has continued all pricing, sales, receivables and payables practices in accordance with GAAP and in the ordinary course of business consistent with past practice and has not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice that would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice that would have the effect of postponing to post-Closing periods payments by Seller (including the Seller Subsidiaries) that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iv) any other promotional sales, discount activity or inventory overstocking or understocking, in each case in this clause (iv) in a manner outside the ordinary course of business or inconsistent with past practice or contrary to generally accepted industry practices. Since January 1 2008, neither Seller nor any Seller Subsidiary has overstocked or under-stocked inventory or produced inventory in excess of, or failed to produce inventory in amounts comparable to, amounts that would be expected to be produced by Seller or a Seller Subsidiary in post-Closing periods or otherwise in amounts in excess of or below those amounts of inventory produced by Seller or a Seller Subsidiary in the ordinary course of business consistent with generally accepted industry practices. Since June 30, 2009, no Seller Subsidiary has distributed any of its assets to the Seller or any Non-Seller Subsidiary or repaid or retired any liabilities or obligations.

(b) Since June 30, 2009, each of Seller and the Seller Subsidiaries has conducted its business only in the ordinary course and only in a manner consistent with past practice, and since June 30, 2009, there has not been (i) any Material Adverse Effect on Seller (on a consolidated basis), (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) (A) in respect of, Seller’s capital stock or any purchase, redemption or other acquisition of Seller’s capital stock or any other securities of Seller, or (B) in respect of either Seller Subsidiary to Seller or to any NonSeller Subsidiary, (iii) any acceleration of the payment of any accounts receivable; (iv) (A) any entry by Seller or the Seller Subsidiaries into, any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or termination of (x) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, consulting or similar Contract between Seller or the Seller Subsidiaries, on the one hand, and any Participant, on the other hand, (y) any Contract between Seller or the Seller Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or the Seller Subsidiaries of the nature contemplated by this Agreement or the Ancillary Documents or (z) any Benefit Agreement or (B) any other grant by Seller or the Seller Subsidiaries of any awards or rights under any Benefit Plan or Benefit Agreement (including the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or agreements or awards made thereunder), (v) any change in financial or tax accounting methods, principles or practices by Seller or either Seller Subsidiary, except insofar as may have been required by a change in GAAP or applicable Law, (vi) any Tax election or change in Tax election or any settlement or compromise of any Tax liability, (vii) any revaluation by Seller of any of its or any of its subsidiaries’ material assets or (viii) any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property or rights thereto.

SECTION 3.06. Litigation. (a) There is no suit, claim, action, arbitration, investigation or proceeding (“Litigation”) pending or, to the Knowledge of Seller, threatened by or against or affecting Seller or a Seller Subsidiary, nor is there any Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Seller, investigation by any Governmental Entity involving, Seller or a Seller Subsidiary. Section 3.06(a) of the Seller Disclosure Schedule sets forth a complete list of pending Litigation for which legal process has been served upon Seller or a Seller Subsidiary.

(b) To the Knowledge of the Seller, no order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated or a substantial part of the assets of Sequence India are distributed amongst their creditors and/or shareholders or other contributories) of Sequence India and there are no cases or proceedings under any applicable insolvency, reorganization, or similar Laws concerning Sequence India.

(c) Sequence India has not committed:

(i) any criminal or unlawful act involving dishonesty;

(ii) any breach of trust; or

(iii) any material breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any material contract to which Sequence India is a party; and which could have a material adverse effect on Sequence India or its business.

SECTION 3.07. Contracts. (a) Section 3.07(a) of the Seller Disclosure Schedule sets forth all Contracts of Seller and each Seller Subsidiary.

(b) Except as set forth in Section 3.07(b) of the Seller Disclosure Schedule (with specific reference to the subsection to which it relates), there is no Assigned/Assumed Contract that is:

(i) a Contract made outside the ordinary course of business or inconsistent with past practice;

(ii) an employment Contract that is not terminable at will by Seller or a Seller Subsidiary either without any penalty or without any obligation of Seller or a Seller Subsidiary to pay severance, termination or other amounts or provide other benefits (other than accrued base salary, accrued commissions, accrued vacation pay and legally mandated benefits);

(iii) (A) an employee collective bargaining agreement or other Contract with any labor union or similar organization, (B) a plan, program or Contract that provides for the payment of bonus, severance, change in control, retention, termination or similar types of compensation or benefits related to a corporate transaction involving Seller or a Seller Subsidiary or upon the termination or resignation of any Participant or (C) a plan, program or Contract that provides for medical, life insurance or similar benefits for Participants upon their retirement from, or termination of employment with or services for, Seller or a Seller Subsidiary (other than health coverage continuation provided under COBRA);

(iv) a Contract pursuant to which Seller or a Seller Subsidiary has agreed not to compete with any person or not to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(v) a Contract that provides for “exclusivity” or any similar requirement in favor of any person other than Seller or a Seller Subsidiary, or pursuant to which Seller or a Seller Subsidiary is restricted in any material respect in the development, marketing, licensing, purchasing, manufacturing or distribution of its products or services;

(vi) a Contract with (A) any shareholder of Seller or a Seller Subsidiary, (B) any other affiliate of Seller or (C) any Participant or any current or former director, officer, employee, contractor or consultant of any affiliate of Seller (other than employment Contracts referred to in clause (ii) above, Benefit Plans and Benefit Agreements);

(vii) a license or franchise granted by Seller or a Seller Subsidiary pursuant to which Seller or a Seller Subsidiary has agreed to refrain from granting licenses or rights to any other person;

(viii) a Contract under which Seller or a Seller Subsidiary has incurred any Indebtedness that is currently owing or given any Guarantee, or pursuant to which any person has provided a commitment to make a loan or advance to Seller or a Seller Subsidiary;

(ix) a Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(x) a Contract that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Acquisition or any of the other transactions contemplated by this Agreement or the Ancillary Documents, including in order to avoid termination of, or loss of a material benefit under, any such Contract;

(xi) a Contract under which Seller or a Seller Subsidiary has agreed to indemnify any person;

(xii) a Contract providing for future performance by Seller or a Seller Subsidiary in consideration of amounts previously paid to Seller or a Seller Subsidiary, or which has resulted or will result in deferred revenue under GAAP;

(xiii) a Contract providing for future performance by Seller or a Seller Subsidiary with less than the standard or usual Seller or a Seller Subsidiary charges to be due for such performance;

(xiv) a Contract of a nature for which Seller or a Seller Subsidiary has a standard form agreement but that materially deviates from such standard form agreement;

(xv) a Contract containing (whether in the Contract itself or by operation of Law) any provisions (A) dealing with a “change of control” or similar event with respect to Seller or a Seller Subsidiary, (B) prohibiting or imposing any restrictions on the assignment of all or any portion of such Contract by Seller or a Seller Subsidiary to any other person (without regard to any exception permitting assignments to subsidiaries or affiliates), (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the Ancillary Documents (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement or the Ancillary Documents (alone or in combination with any other event) will conflict with, result in a violation or breach in any material respect of, or constitute a default under (with or without notice or lapse of time or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of material benefit, or the creation of any Lien in or upon any of the properties or assets of Seller or Buyer or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person or (D) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the Ancillary Documents (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement or the Ancillary Documents (alone or in combination with any other event) will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(xvi) a Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties;

(xvii) a Contract granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

(xviii) a Contract pursuant to which Seller or a Seller Subsidiary has been granted any license to Intellectual Property;

(xix) a Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xx) a Contract that guarantees or warrants that any of the products or services of Seller or a Seller Subsidiary are fit for any particular purpose; that guarantees a result or commits to performance levels or provides for any credits or penalties if certain performance levels are not achieved;

(xxi) a Contract providing for any license or franchise granted by Seller or a Seller Subsidiary pursuant to which Seller or a Seller Subsidiary has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person;

(xxii) a Contract containing any “non-solicitation” or similar provision that restricts Seller or a Seller Subsidiary from soliciting any employee or customer of a third party;

(xxiii) a Contract providing for monetary liquidated damages;

(xxiv) a Contract entered into in the last five years in connection with the settlement or other resolution of any Litigation;

(xxv) a Contract between Seller or a Seller Subsidiary and (A) any customer of Seller or a Seller Subsidiary, (B) any business partner or reseller of the products of Seller or a Seller Subsidiary and (C) any vendor or supplier of Seller or a Seller Subsidiary (each such party identified in clauses (A), (B) and (C), a “Major Business Partner”);

(xxvi) a Contract providing confidential treatment by Seller or a Seller Subsidiary of third party information that, to the Knowledge of Seller, contains restrictions on Seller’s or any Participant’s or a Seller Subsidiary’s use of such third party information;

(xxvii) a Contract not containing a waiver of incidental, consequential, punitive, indirect and special damages in favor of Seller or a Seller Subsidiary (and its assignees) in all circumstances;

(xxviii) a Contract with any independent contractor of Seller or a Seller Subsidiary; and

(xxix) a Contract that (A) has future sums due from, or provides for future performance by, any party thereto and is not terminable by Seller or a Seller Subsidiary without cost or penalty upon notice of less than 30 days, other than such Contracts entailing past or reasonably expected future amounts less than $25,000 in the aggregate, or (B) is otherwise material to the business of Seller or a Seller Subsidiary as presently conducted or as currently proposed to be conducted.

Each Contract is in full force and effect and is a valid and binding agreement of Seller or a Seller Subsidiary and, to the Knowledge of Seller, of each other party thereto, enforceable against Seller or a Seller Subsidiary and, to the Knowledge of Seller, against the other party or parties thereto, in each case, in accordance with its terms. Seller or a Seller Subsidiary has performed or is performing all material obligations required to be performed by it under each Contract and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and, to the Knowledge of Seller, no other party to any of the Contracts is (with or without notice or lapse of time, or both) in breach in any material respect or default thereunder. Seller or a Seller Subsidiary knows of any circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect in any material respect Buyer’s ability to perform its obligations under any Contract.

(c) Seller has delivered to Buyer complete and correct copies of all Contracts, and no Contract has been amended, modified, rescinded or terminated. Seller or a Seller Subsidiary has disclosed to Buyer the material terms and status of all negotiations in respect of any proposed contracts with any Major Business Partner. None of the Major Business Partners has terminated, failed to renew or requested any amendment to any Contract or any of its existing relationships with Seller or a Seller Subsidiary.

(d) Each Contract between Seller or a Seller Subsidiary, on the one hand, and any affiliate of Seller, on the other hand, was entered into in the ordinary course of business, is consistent with past practice and is on an arm’s-length basis.

(e) Each Contract providing for payments of or rights to receive (i) a percentage of revenue or fees from the sale or license of the products or services of Seller or a Seller Subsidiary or (ii) any form of equity or stock option or warrant from the sale or license of the products or services of Seller or a Seller Subsidiary, that existed between Seller or a Seller Subsidiary, on the one hand, and any person who is not an employee of Seller, on the other hand, has been terminated, and any liability for such termination shall be an Excluded Liability.

(f) Neither the Seller nor any of the Seller Subsidiaries is a party to any agreement, arrangement or practice which in whole or in part contravenes or is invalidated by any restrictive trade practices, fair trading, consumer protection or similar laws or regulations under any jurisdiction or in respect of which any filing, registration or notification is required pursuant to such Laws (whether or not the same has in fact been made) and which would have a Material Adverse Effect on the business of the Seller.

(g) No employee, officer, director or shareholder of Sequence India or member of his or her immediate family is indebted to Sequence India, nor is Sequence India indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Sequence India and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by Sequence India’s board of directors and any stock purchase agreements approved by Sequence India’s board of directors). None of such persons has any direct or indirect ownership interest in any firm or corporation with which Sequence India is affiliated or with which Sequence India has a business relationship, or any firm or corporation that competes with Sequence India, except in connection with the ownership of stock in publicly-traded companies. No employee, officer, director or shareholder, nor any member of their immediate families, is, directly or indirectly, interested in any material contract with Sequence India (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Sequence India).

SECTION 3.08. Compliance with Laws. (a) Each of Seller and the Seller Subsidiaries and their respective properties, assets, operations and businesses have been and are currently being operated and have been and are in compliance in all material respects with all Laws and Orders applicable to their properties, assets, operations and businesses. Neither Seller nor the Seller Subsidiaries has received any notice or other written communication alleging a possible violation of any Law or Order applicable to their respective properties, assets, operations or business. Each of Seller and the Seller Subsidiaries has in effect all federal, state and local, domestic and foreign governmental consents, approvals, Orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights (collectively, “Permits”) necessary for each to own, lease or operate its properties and assets and to carry on its operations and businesses as presently conducted and proposed to be conducted, and there has occurred no violation in any material respect of, or default under, any such Permit. The Permits that are material (individually or in the aggregate) to the properties, assets, operations and business of Seller and the Seller Subsidiaries are set forth in Section 3.08(a) of the Seller Disclosure Schedule. There is no event that, to the Knowledge of Seller, could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, and no transaction contemplated by this Agreement or the Ancillary Documents, in and of itself, will cause the revocation, cancellation, non-renewal or adverse modification of any such Permit. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be expected to (i) interfere with or prevent compliance or continued compliance by Seller or any Seller Subsidiary with any import/export Law governing Seller’s or any Seller Subsidiary’s present and currently contemplated future operations or with any Law, Order, notice or demand letter issued, entered, promulgated or approved thereunder, (ii) give rise to any material liability of Seller or any Seller Subsidiary under any import/export Law governing Seller’s or any Seller Subsidiary’s past, present and currently contemplated future operations or business or (iii) otherwise form a valid basis of any Litigation based on or related to import or export of goods or services, and, to the Knowledge of Seller, no such events, conditions, circumstances, activities, practices, incidents, actions or plans are likely to arise in the future.

(b) Sequence India is in compliance with all applicable Laws relating to the environment issued by the Government of India and is not in violation of any applicable Laws relating to the environment, or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing applicable Laws.

(c) Seller and Sequence India are in compliance with all applicable Laws relating to exchange control issued by the Reserve Bank of India, including the provisions of the Foreign Exchange Management Act, 2000 and all regulations/circulars and notifications issued thereunder.

(d) Neither Sequence India nor any employee or agent of Sequence India has, directly or through any other persons, made or delivered any payment, whether of money or other property, however characterized, to any finder, agent, official or employee of any governmental authority or to any domestic or foreign political party or campaign or any other person under Law, including but not limited to the (Indian) Prevention of Corruption Act, 1988, as amended from time to time, in connection with the conduct of business of Sequence India.

SECTION 3.09. Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (a) Since January 1, 2008, neither Seller nor any Seller Subsidiary has terminated, established, adopted, amended, modified or agreed to terminate, establish, amend or modify (or announced an intention to terminate, establish, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, unemployment insurance, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other compensation or employee benefit plan, program, policy, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by Seller or any Seller Subsidiary or any other person or entity that, together with Seller or any Seller Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Commonly Controlled Entity”), in each case providing benefits to any Participant and whether or not subject to United States Law (collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan that is a Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(b) No current Participant is a party to or bound by any Contract, is subject to any Order or is a party to any Litigation, in each case that may interfere with the use of such current Participant’s best efforts to promote the interests of Seller or any Seller Subsidiary, conflict with the operations or business of Seller or any Seller Subsidiary (as presently conducted or as proposed to be conducted) or the transactions contemplated hereby or could reasonably be expected to adversely affect Seller or any Seller Subsidiary. No activity of any Participant has caused a violation of any employment Contract, confidentiality agreement, patent disclosure agreement or other Contract. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance by Seller or any Seller Subsidiary with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach in any material respect of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Seller or any Seller Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any Contract under which any Participant is now obligated.

(c) All Participants have executed and delivered to Seller or any Seller Subsidiary a confidential or proprietary information agreement restricting such person’s right to use and disclose confidential or proprietary information of Seller or any Seller Subsidiary pursuant to which either (i) in accordance with applicable federal, state and local, domestic and foreign Law, Seller or any Seller Subsidiary has been accorded full, effective, exclusive and original ownership of all Intellectual Property relating to the business of Seller or any Seller Subsidiary and arising within the scope of their employment or engagement with Seller or any Seller Subsidiary or (ii) there has been conveyed to Seller or any Seller Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property including inventions relating to the business of Seller or any Seller Subsidiary and thereby arising within the scope of their employment or engagement by or with Seller or any Seller Subsidiary, complete and correct copies of which agreements have been provided to Buyer. No alteration or modification was made by any party to any of the confidential or proprietary information agreements referred to above from the form of such agreements provided to Buyer. No director, officer, employee, contractor or consultant associated with any person who has contributed to, or participated in, the conception and development of Intellectual Property for Seller or any Seller Subsidiary has asserted or threatened any claim against Seller or any Seller Subsidiary in connection with such person’s involvement in the conception and development of such Intellectual Property and, to the Knowledge of Seller, no such person has a reasonable basis for any such claim.

(d) None of Seller or any Seller Subsidiary or any of its Participants has any patents issued or applications pending for any device, process, method, design or invention of any kind now used or needed by Seller or any Seller Subsidiary in the furtherance of the business operations as presently conducted or as proposed to be conducted, which patents or applications have not been assigned to Seller or any Seller Subsidiary with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

(e) None of the employees of Seller or any Seller Subsidiary is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee’s employment by Seller or any Seller Subsidiary. Seller or any Seller Subsidiary has no obligation (including an obligation to inform or consult with any such employees or their representatives in respect of the transactions contemplated by this Agreement or the Ancillary Documents) with respect to any such organization or agreement. Each of the Seller and the Seller Subsidiaries is in compliance in all material respects with all applicable Laws and Orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practices. There is no unfair labor practice charge or complaint against Seller or any Seller Subsidiary pending or, to the Knowledge of Seller or any Seller Subsidiary, threatened before the National Labor Relations Board or any comparable Governmental Entity. Since the respective date of incorporation, there has been no, and there currently is no, labor strike, dispute, request for representation, union organization attempt, walk out, slowdown or stoppage actually pending or, to the Knowledge of Seller or any Seller Subsidiary, threatened against or affecting Seller or any Seller Subsidiary. Each of the employees of Seller or any Seller Subsidiary has received the unqualified approval and consent of all applicable regulatory authorities to be employed in such employee’s current work location and is in possession of all documentation necessary to reside and work in such location. Neither the Seller nor the Seller Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state or local or foreign law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller or (ii) a “mass layoff” (as defined in the WARN Act (or any similar state or local or foreign law )) affecting any site of employment or facility of the Seller or the Seller Subsidiaries.

(f) Section 3.09(f)(i) of the Seller Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all current employees of Seller or any Seller Subsidiary (the “Seller Employees”), including their respective titles, current compensation, start date, service reference date (if different from the start date), date of birth, work location, corporate employee, vacation entitlement formula, amount of accrued but unused vacation, whether or not such employee is on leave of absence (including disability, sick leave or parental leave). Section 3.09(f)(ii) of the Seller Disclosure Schedule sets forth a complete and correct list of all current directors and officers of Seller and the Seller Subsidiaries, including their respective titles.

SECTION 3.10. Employee Benefits Matters. (a) Section 3.10(a) of the Seller Disclosure Schedule contains a complete and correct list of all Benefit Plans and all Benefit Agreements, including each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Pension Plan”). Seller has delivered to Buyer complete and correct copies of (i) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan, (iv) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of benefits under any Benefit Plan or Benefit Agreement, (v) the most recent determination, qualification or opinion letter or similar document issued by any Governmental Entity for each Benefit Plan intended to qualify for favorable tax treatment and any pending application therefor and a complete and accurate list of all amendments to any such Benefit Plans as to which a favorable determination or qualification letter had not yet been received and (vi) the two most recent actuarial valuations for each Benefit Plan (if any). All Participant data necessary to administer each Benefit Plan and Benefit Agreement is in the possession of Seller and is in a form that is sufficient for the proper administration of the Benefit Plans and Benefit Agreements in accordance with their terms and all applicable Laws and such data is complete and correct in all material respects. Each Benefit Plan and Benefit Agreement has been administered in material compliance with its terms. Seller and the Seller Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with all applicable provisions of ERISA, the Code and all other applicable Laws, whether federal, state or local, domestic or foreign, and the terms of all collective bargaining agreements. All Pension Plans intended to be tax-qualified under the Code are so qualified and have been the subject of determination letters or opinion letters from the IRS with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter or opinion letter, to the effect that such Pension Plans are qualified and exempt from U.S. Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter or opinion letter has been revoked (nor, to the Knowledge of Seller, has revocation been threatened) nor has any event occurred since the date of the most recent determination letter or opinion letter or application therefor relating to any such Pension Plan that could reasonably be expected to adversely affect the qualification of such Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Each Benefit Plan required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the Knowledge of Seller, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto.

(b) None of Seller or any Seller Subsidiary or affiliate has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and none of Seller or any Seller Subsidiary or affiliate could incur any liability under Title IV of ERISA.

(c) With respect to any Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA (each, a “Welfare Plan”), there are no agreements that would prevent any such plan (including any such plan covering retirees or other former Participants) from being amended or terminated without material liability to Seller or any Seller Subsidiary at or at any time after the Closing. No Welfare Plan is unfunded, self-insured or funded through a “welfare benefits fund” (as defined in Section 419(e) of the Code). No Welfare Plan provides benefits after termination of employment except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute. Seller has complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state statute with respect to each Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code or any similar state statute).

(d) No Participant will be entitled to (i)(A) any severance, separation, change in control, termination, bonus, retention or other additional compensation or benefits, or (B) any acceleration of the time of payment or vesting of any compensation or benefits or the forgiveness of Indebtedness owed by such Participant, in the case of the foregoing clauses (A) and (B), as a result of any of the transactions contemplated by this Agreement or the Ancillary Documents (alone or in combination with any other event) or in connection with the termination of such Participant’s employment on or after the Closing or (ii) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the transactions contemplated by this Agreement or the Ancillary Documents (alone or in combination with any other event) (all such payments, benefits and rights described in the foregoing clauses (i) and (ii), collectively, “Severance Benefits”). The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance by Seller and the Seller Subsidiaries with the provisions hereof and thereof do not and will not require the funding of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement and will not result in any breach or violation in any material respect of, or default under, or limit Seller’s ability to amend, modify or terminate any Benefit Plan or Benefit Agreement.

(e) All reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Seller or any Seller Subsidiary has received no notice of and, to the Knowledge of Seller, there are no pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans or Benefit Agreements) or Litigation against, or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(f) All contributions, premiums and benefit payments under or in connection with each Benefit Plan that are required to have been made by Seller or any Seller Subsidiary in accordance with the terms of the Benefit Plan and applicable Laws have been timely made. No Benefit Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Benefit Plan or such insurance Contract. Seller or any Seller Subsidiary has not incurred, nor could it reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement, and for any Benefit Plan or Benefit Agreement for which funding is not required, all unfunded liabilities have been properly accrued on the Closing Balance Sheet.

(g) With respect to each Benefit Plan, (i) there has not occurred any prohibited transaction in which Seller or any Seller Subsidiary or any of their respective employees, or, to the Knowledge of Seller or any Seller Subsidiary, any trustee, administrator or other fiduciary of any such Benefit Plan (or any related trust), has engaged that could subject Seller or any Seller Subsidiary or any of their respective employees, or any trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (ii) none of Seller or any Seller Subsidiary or any of their respective employees or, to the Knowledge of Seller or any Seller Subsidiary, any trustee, administrator or other fiduciary of any such Benefit Plan (or any related trust), has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject Seller or any Seller Subsidiary or any such employees, or any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(h) Neither Seller nor any Seller Subsidiary has any liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to Seller or any Seller Subsidiary and treating such persons as consultants or independent contractors and not as employees of Seller or any Seller Subsidiary. Except for the persons listed in Section 3.10(h)(i) of the Seller Disclosure Schedule, there are no independent contractors of Seller or any Seller Subsidiary, and all persons so listed qualify as independent contractors under applicable Law. Except for the persons listed in Section 3.10(h)(ii) of the Seller Disclosure Schedule, there are no “leased employees” (as such term is defined in Section 414(n) of the Code) of Seller or any Seller Subsidiary.

(i) (i) Each Benefit Agreement will terminate immediately prior to the Closing without any payment or provision of any benefit by the Seller or Buyer or any of their respective subsidiaries and (ii) each Participant has irrevocably waived, without receipt of any payment or benefit, any right or entitlement such Participant has to (A) severance, termination, change in control or similar benefits or the payment of any bonus under existing Benefit Agreements and Benefit Plans, Contracts with, or plans or programs of, Seller or any Seller Subsidiary or (B) any other payment or benefit, in each case that is related to, or contingent upon, the consummation of the transactions contemplated hereby, including, without limitation, the forgiveness of Indebtedness owed by such Participant. If any Participant received any benefit or payment described in the previous sentence prior to the date Seller obtained the Participant’s consent to the foregoing, such Participant has agreed to relinquish or refund such benefit or payment on the Closing Date immediately prior to the Closing.

(j) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1 2008, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii) the final Treasury Regulations and other guidance issued by the IRS thereunder (clauses (i) and (ii), together, the “409A Authorities”). No Benefit Plan or Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities, or has been operated in violation of the 409A Authorities.

(k) Sequence India is complying with all obligations under the applicable labour laws and other laws relating to employees, including but not limited to, the Payment of Bonus Act, 1965; the Contract Labour (Regulations and Abolition) Act, 1970; the Payment of Minimum Wages Act, 1948, the Payment of Gratuity Act, 1972, and the Equal Remuneration Act, 1976, in relation to their employees and labour employed at their project sites/client offices/plants. Further, Sequence India has not entered into any collective bargaining agreements, arrangements and other similar understanding with any trade union, staff association or other body representing the employees of Sequence India nor has any labour union requested or sought to represent any employees, representatives or agents of Sequence India. There have not been any strike or other labour disputes involving Sequence India, neither is such strike or similar action pending.

SECTION 3.11. Taxes. (a) As used in this Agreement, (i) “Taxing Authority” means any domestic or foreign federal, state or local governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes and (ii) “Tax Return” means all domestic and foreign federal, state and local returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes (including any statement pursuant to Treasury Regulation Section 1.6011-4).

(b) Seller and each Seller Subsidiary has timely filed all domestic and foreign federal, state and local income and franchise Tax Returns and all other Tax Returns required to be filed by or on behalf of each such entity in the manner prescribed by applicable Law. All such Tax Returns are complete and correct in all respects. Seller has timely paid all Taxes due from it and the Seller Subsidiaries with respect to the taxable periods covered by such Tax Returns and all other Taxes for which Seller and the Seller Subsidiaries is or are, or might otherwise be liable, and, in accordance with GAAP, each Closing Balance Sheet reflects an adequate reserve for all Taxes payable by Seller and the Seller Subsidiaries for all taxable periods and portions thereof through the date of each Closing Balance Sheet. Seller and the Seller Subsidiaries have not requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed. Seller and the Seller Subsidiaries have no liability for Taxes of any person other than itself (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of domestic or foreign federal, state or local Law), (ii) as a transferee or successor or (iii) by Contract or otherwise. Seller does not file nor has it ever filed any Tax Return as part of any consolidated, combined, affiliated, aggregate or unitary group other than a group (A) that includes only Seller or (B) of which Seller is the common parent.

(c) Except as described in Section 3.11(c) of the Seller Disclosure Schedule, no Tax Return of Seller or any Seller Subsidiary is or has ever been under, or has been threatened with, audit or examination by any Taxing Authority, and no written or oral notice of such an audit or examination has been received by Seller or any Seller Subsidiary. Each deficiency resulting from any audit or examination relating to Taxes of Seller or any Seller Subsidiary by any Taxing Authority has been timely paid and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Seller or any Seller Subsidiary. No issues relating to Taxes of Seller or any Seller Subsidiary were raised by any relevant Taxing Authority during any presently pending audit or examination, and no issues relating to such Taxes were raised by any Taxing Authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. Seller has delivered to Buyer documents setting forth the dates of the most recent audits or examinations, if any, of Seller and each Seller Subsidiary by any Taxing Authority in respect of Taxes for all taxable periods for which the statute of limitations has not yet expired. The Tax Returns of Seller and each Seller Subsidiary have been examined by or settled with the IRS or other relevant Taxing Authority for all taxable years. The relevant statute of limitations is closed with respect to all Tax Returns of Seller and each Seller Subsidiary for all taxable years.

(d) There is no Contract or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Seller or any Seller Subsidiary.

(e) No Liens for Taxes exist with respect to any assets or properties of Seller or any Seller Subsidiary, except for statutory Liens for Taxes not yet due.

(f) Seller or any Seller Subsidiary is not a party to, is not bound by and has no liability under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(g) Each of Seller and Seller Subsidiary have complied in all respects with all applicable Laws relating to the collection, payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any domestic or foreign federal, state or local Laws) and has, within the time and the manner prescribed by Law, collected, withheld from and paid over to the proper Governmental Entities all amounts required to be so collected, withheld and paid under any such Law.

(h) No property owned by Seller (i) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code. None of the Seller or any Seller Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Code, as in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, and none of the assets of Seller or any Seller Subsidiary is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(i) Seller (i) has never made an election under Section 1362 of the Code to be treated as an S corporation for U.S. Federal income Tax purposes or made a similar election under any comparable provision of any Tax Law; (ii) has never been treated as a partnership or disregarded entity for any Tax purposes; and (iii) has never filed a consolidated Tax Return within the meaning of Section 1501 of the Code or filed a similar Tax Return under any comparable provision of any Tax Law.

(j) Section 3.11(j) of the Seller Disclosure Schedule sets forth the following information with respect to Seller or any Seller Subsidiary as of the most recent practicable date: (i) each domestic or foreign federal, state, county, local, or municipal, jurisdiction in which any employee of Seller or any Seller Subsidiary is regularly present and (ii) a list of all Tax audits or examinations that are ongoing or threatened by any Taxing Authority and an estimate of the amount of Taxes at issue in each such audit or examination.

(k) All related party transactions involving Seller or any Seller Subsidiary are at arm’s length in compliance with Section 482 of the Code and Treasury Regulations promulgated thereunder and any comparable provision of any Tax Law. Neither Seller nor any Seller Subsidiary is a party to any cost sharing agreement or similar arrangement that is not a “qualified cost sharing arrangement” within the meaning of Treasury Regulation Section 1.482-7 or any comparable provision under any Tax Law. Seller and the Seller Subsidiaries have maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 (and any related sections) of the Code, Treasury Regulations promulgated thereunder and any comparable provisions of any Tax Law.

(l) Seller has delivered to Buyer (i) complete and correct copies of all Tax Returns of Seller (including the Seller Subsidiaries) relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all Tax rulings (including private letter rulings), revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, transfer pricing studies, valuation studies and any similar documents, submitted by, received by or agreed to by or on behalf of Seller (including the Seller Subsidiaries), and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(m) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (including the Offer Letters) or the Ancillary Documents (alone or in combination with any other event) or, due to the consummation of such transactions, as a result of any other circumstance or event by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to Seller (each such a person, a “Disqualified Individual”) would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such Disqualified Individual is entitled to receive any additional payment from Seller (including the Seller Subsidiaries) or any other person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual.

(n) Seller has disclosed on its income Tax Returns and reports all positions taken therein that could give rise to a substantial understatement of U.S. Federal income Tax within the meaning of Section 6662 of the Code or any comparable provision of any relevant Tax Law.

(o) Seller has never participated in any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(p) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(q) None of Seller or any of the Seller Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in (i) any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with any of the transactions contemplated by this Agreement.

(r) None of the Seller nor any of the Seller Subsidiaries is liable for any Tax in any jurisdiction other than the jurisdiction in which it is incorporated, and none of the Seller nor any of the Seller Subsidiaries has or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of its incorporation. None of the Seller nor any of the Seller Subsidiaries has been notified by a jurisdiction in which it is not filing Tax Returns or paying Taxes that such entity is required to pay Taxes or file Tax Returns in such jurisdiction.

(s) Seller has never been a “personal holding company” within the meaning of Section 542 of the Code.

(t) Seller has conducted all aspects of its business in accordance with the terms and condition of all Tax rulings and Tax concessions that were provided by any relevant Taxing Authority.

(u) Neither the Indian income-tax authorities nor any other Taxing Authority has issued any tax related notice or is now asserting or threatening to assert against Sequence India, any deficiency in payment or claim for additional or unpaid taxes. All records which Sequence India is required to keep for taxation purposes or which would be needed to substantiate any claim made or position taken in relation to taxation by Sequence India, have been duly kept and are available for inspection at Sequence India’s premises.

(v) Sequence India has duly and in a timely manner made all deductions and withholdings in respect, or on account, of any taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate Taxing Authority for all amounts so deducted. Sequence India is entitled to deductions in respect of all expenses claimed in relation to any carried forward losses and no such losses have been disallowed.

(w) Sequence India neither has any liability for Taxes, nor any material outstanding claim for Taxes, whether assessed or contingent. No Taxing Authority, fiscal or other authority in India is at present conducting any investigation, or any such proceedings on Sequence India in relation to tax, which can have an adverse effect for Sequence India

(x) Sequence India is eligible for the tax holiday for its business undertaking in India pursuant to Section 10A of the Income Tax Act, 1961 (“ITA”) and has claimed this tax holiday in respect of eligible income derived from such undertaking for all tax years. The eligibility conditions laid out in sub-section 2 of Section 10A of the ITA for claiming the tax holiday have been fulfilled with respect to Sequence India (including any conditions required to be fulfilled on a year-to-year basis). To the knowledge of Sequence India and the Seller, there are no existing circumstances that could lead to an earlier expiration of the tax holiday or a failure to qualify for the tax holiday with respect to Sequence India, including but not limited to the consummation of the transactions contemplated by this Agreement or the agreement referred to in Exhibit H or a failure to get an extension of the tax holiday up to the statutory time period in that regard. Sequence India has not received any inquiry, “show cause notice” or other form of query from the tax authorities in India relating to alleged non-compliance of any of the eligibility criteria with respect to the tax holiday. The tax holiday and benefits currently available to Sequence India under the Software Technology Parks Scheme (which is implemented through the Software Technology Parks of India (STPI) which is an autonomous society of Ministry of Information Technology, Government of India) shall continue to be available to it under the Software Technology Parks Scheme, the Indian Income Tax Act and any other Laws in force in India.

(y) Neither Seller Subsidiary has any liability for Taxes, nor any material outstanding claims for, or disputes with respect to, any Taxes, whether assessed or contingent. No Taxing Authority, fiscal or other authority in India, Japan or in any other jurisdiction, is at present conducting any investigation, or any such proceedings on Sequence India or Sequence Japan in relation to Tax, which can have an adverse effect for Sequence India or Sequence Japan.

(z) Each of Sequence India and Sequence Japan has complied with all the requirements under the India transfer pricing regulations with respect to transactions with associated enterprises as stipulated under Chapter X of the Income Tax Act, 1961 (“ITA”) and the relevant Japan laws, as the case may be, including but not limited to adherence to arm’s- length compensation for such transactions and filing of all the necessary returns, information and reports. Neither Sequence India nor Sequence Japan has received any inquiry, “show cause notice” or other form of query from the Tax authorities in India or Japan, as the case may be, relating to alleged non-compliance with the India or Japan transfer pricing regulations resulting in additional Tax liability for Sequence India or Sequence Japan, as the case may be. All sales, license or other transactions and all services between Seller (and any of its affiliates) and any of the Seller Subsidiaries or between the Seller Subsidiaries have been conducted on an arm’s-length basis and in accordance with applicable transfer pricing rules.

SECTION 3.12. Title to Assets and Real Property Leases. (a) Seller (including the Seller Subsidiaries) has good and marketable title to, or valid leasehold interests in, all of the Acquired Assets, free and clear of Liens. Upon the Closing, good and valid title to, or valid leasehold interests in, all of the Acquired Assets will pass to Buyer or the Buyer Subsidiaries, as applicable, free and clear of all liabilities, obligations, Liens and commitments of Seller (including the Seller Subsidiaries). Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete list of the tangible assets and properties of Seller (including the Seller Subsidiaries) constituting Acquired Assets and indicates the jurisdiction in which such Acquired Assets are located.

(b) Seller (including the Seller Subsidiaries) has complied in all material respects with the terms of all leases of real property to which it is a party under which it is in occupancy, and all such leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect as could not reasonably be expected to materially affect the ability of Seller (including the Seller Subsidiaries) to obtain the benefit of such leases. Seller (including the Seller Subsidiaries) enjoys peaceful and undisturbed possession under all such leases.

(c) Seller (including the Seller Subsidiaries) holds any fee or other ownership interest in any real property. Section 3.12(c) of the Seller Disclosure Schedule sets forth a complete and correct list of all real property in which Seller (including the Seller Subsidiaries) holds any leasehold interest, which list also sets forth the date of the lease, sublease, license or other occupancy agreement constituting a particular leasehold interest, and the date of any amendments and supplements thereto (collectively, a “Real Property Lease”), as well as the names of the parties thereto, a brief description of the premises demised thereby (e.g., the entire building or land and building or specified portions of a building), the square footage thereof, the expiration date of the Real Property Lease and the extent of any unexercised renewal options thereunder. True and complete and correct photocopies of each Real Property Lease have been delivered to Buyer. Each Real Property Lease is in full force and effect and none of, as applicable, Seller (including the Seller Subsidiaries) or any of the other parties to such Real Property Lease has received or given any notice of default thereunder which was not cured within the applicable grace period and, to the Knowledge of Seller, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a material default under any Real Property Lease.

(d) The Acquired Assets comprise all the assets, properties and rights utilized by or useful for the Seller (including the Seller Subsidiaries) in the operation of their respective businesses as presently conducted and as proposed to be conducted, and are sufficient (i) to permit Seller (including the Seller Subsidiaries) to operate the businesses as presently conducted and as proposed to be conducted and (ii) to permit Buyer, immediately following the Closing Date, to operate Seller’s (including the Seller Subsidiaries’) businesses as presently conducted and as proposed to be conducted. No NonSeller Subsidiary has (i) conducted any operations or business in the three years preceding the date of this Agreement or is currently conducting any operations or business, (ii) any liabilities, commitments or obligations or (iii) any assets, rights, properties or privileges that may be useful for or usable in the operations and business utilizing the Acquired Assets.

(e) All documents/instruments/agreements of any nature relating to the Acquired Assets and real estate, including Real Property Lease, executed by Sequence India are duly stamped and registered as per applicable Law.

SECTION 3.13. Condition of Acquired Assets. The Acquired Assets are in normal operating condition and repair (ordinary wear and tear and immaterial defects excluded).

SECTION 3.14. Receivables. All the accounts receivable of Seller (including the Seller Subsidiaries) (a) represent actual Indebtedness or other obligations incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of business. All the accounts receivable of Seller and the Seller Subsidiaries, to the Knowledge of Seller, are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the face of each Closing Balance Sheet.

SECTION 3.15. Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedule lists all (i) patents, patent applications, registered trademarks, trademark applications, domain names, websites, tradenames, service marks, service mark applications, registered copyrights and mask work rights and applications therefor and (ii) written invention disclosures, unregistered trademarks, unregistered service marks and unregistered copyrightable works of authorship included in Seller’s (including the Seller Subsidiaries’) products, if any owned by or licensed to Seller (including the Seller Subsidiaries) and clearly indicates which entity or entities own or hold licenses to such Intellectual Property. Seller has delivered to Buyer complete and correct copies of, and Section 3.15(a) of the Seller Disclosure Schedule lists, all license agreements relating to Intellectual Property to which Seller (including the Seller Subsidiaries) is a party, other than license agreements for Desktop Software. The conduct of the business of Seller (including the Seller Subsidiaries), as presently conducted and as proposed to be conducted, does not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned by Seller (including the Seller Subsidiaries) or with respect to which Seller (including the Seller Subsidiaries) now has or has had any Contract with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any Contract to which Seller (including the Seller Subsidiaries) is a party, or to which any of their respective properties or assets is subject, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right owned by, licensed to and/or otherwise used by Seller (including the Seller Subsidiaries).

(b) Seller (including the Seller Subsidiaries) owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens), all Intellectual Property used in or necessary to carry on its business as presently conducted or as proposed to be conducted.

(c) All patents, patent applications, trademark registrations, trademark applications, domain names, websites, tradenames, service mark registrations, service mark applications, mask works and copyright registrations and copyright applications of Seller (including the Seller Subsidiaries) have been duly registered and filed with or issued by each appropriate Governmental Entity in each jurisdiction indicated in Section 3.15(c) of the Seller Disclosure Schedule, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) None of Seller (including the Seller Subsidiaries) or any of their products or services or any Open Source Code or third party code contained in, incorporated into, bundled with or used by such products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the rights of any person with regard to any Intellectual Property owned by, licensed to or otherwise used by such person.

(e) There is no Litigation pending or, to the Knowledge of Seller (including the Seller Subsidiaries), threatened with respect to, and Seller (including the Seller Subsidiaries) has not been notified of or, to the Knowledge of Seller (including the Seller Subsidiaries), has any of Seller’s (including the Seller Subsidiaries’) customers been notified of, any possible infringement or other violation by Seller (including the Seller Subsidiaries) of the rights of any person with regard to any Intellectual Property.

(f) To the Knowledge of Seller (including the Seller Subsidiaries), no person is infringing on or otherwise violating any right of Seller (including the Seller Subsidiaries) with respect to any Intellectual Property owned by, licensed to and/or otherwise used by Seller (including the Seller Subsidiaries).

(g) Each Participant has assigned or otherwise transferred to Seller (including the Seller Subsidiaries) all ownership and other rights of any nature whatsoever of such person in any Intellectual Property owned by or purported to be owned by Seller (including the Seller Subsidiaries) and no Participant has a valid claim against Seller (including the Seller Subsidiaries) in connection with the involvement of such persons in the conception and development of any computer software or other Intellectual Property purported to be owned by Seller (including the Seller Subsidiaries), and no such claim has, to the Knowledge of Seller (including the Seller Subsidiaries), been asserted or threatened. No excluded work from any assignment has been taken by a Participant regardless of any disclosure in the Seller Disclosure Schedule.

(h) The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and the compliance with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach in any material respect of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any Contract to which Seller (including the Seller Subsidiaries) is a party or to which any of their properties or assets is subject or to a loss of a benefit related thereto, or result in the creation of any Lien in or upon, any Intellectual Property related thereto, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or Liens relating to Intellectual Property owned by Seller (including the Seller Subsidiaries) or with respect to which Seller (including the Seller Subsidiaries) now has or has had any Contract with any third party.

(i) Section 3.15(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all options, rights, licenses or interests of any kind relating to Intellectual Property granted to Seller (including the Seller Subsidiaries) (other than software licenses for generally available off-the-shelf desktop software or system development tools, word processing, spreadsheet, desktop operating system or e-mail software (“Desktop Software”)), or granted by Seller (including the Seller Subsidiaries) to any other person.

(j) All software (other than Desktop Software) that is either (i) marketed to customers of Seller (including the Seller Subsidiaries) as a program or as part of a product or service or (ii) used by Seller (including the Seller Subsidiaries) to support their business:

(A) is owned by Seller (including the Seller Subsidiaries) or Seller (including the Seller Subsidiaries) has the right to use and, to the extent related to clause (i) above, modify, copy, sell, distribute, sublicense and make Derivative Works from such software, free and clear of any limitations or Liens;

(B) is free from any interest of any Participant; and

(C) if owned by Seller (including the Seller Subsidiaries), is free from any interest of (1) any legal entity that sold, assigned or otherwise transferred such software to Seller (including the Seller Subsidiaries) (or any predecessor entity) and (2) any stockholder, member or holder of any other interest in any such entity.

(k) Except as set forth in Section 3.15(k) of the Seller Disclosure Schedule, there is no open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU General Public License (GPL), GNU Lesser/Library Public License (LGPL) or Mozilla Public License (MPL) (collectively, “Open Source Code”), that is used in, incorporated into, integrated or bundled with the Intellectual Property of Seller (including the Seller Subsidiaries). To the extent Third Party Software is marketed or distributed to customers of Seller (including the Seller Subsidiaries) together with the Intellectual Property owned by or licensed to Seller (including the Seller Subsidiaries), (i) the third party rights have been identified in Section 3.15(k) of the Seller Disclosure Schedule, (ii) all necessary licenses have been obtained and complied with, (iii) no royalties or payments are due now or in the future and (iv) there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any Intellectual Property owned by or distributed or marketed by Seller (including the Seller Subsidiaries). For purposes of this Agreement, “Third Party Software” means Open Source Code and third party commercial products and redistributables that are not owned exclusively by Seller (including the Seller Subsidiaries).

(l) None of the source code in any products or other trade secrets of Seller (including the Seller Subsidiaries) has been published or disclosed by Seller (including the Seller Subsidiaries) or, to the Knowledge of Seller, by any other person to any person except pursuant to licenses or Contracts requiring such other persons to keep such trade secrets confidential (which licenses or Contracts will be enforceable by Buyer after the Closing to an extent sufficient to fully exploit all trade secrets material to the operations and businesses of Seller (including the Seller Subsidiaries) as presently conducted or as proposed to be conducted).

(m) Seller (including the Seller Subsidiaries) is not, and to the Knowledge of Seller, no other party to any licensing, distributorship or other similar arrangement with Seller (including the Seller Subsidiaries) relating to Intellectual Property is, in breach in any respect of or default (with or without notice or lapse of time, or both) under its obligations under such arrangements. Seller (including the Seller Subsidiaries) has implemented and maintained in effect reasonable security measures, consistent with general industry practices, with respect to third party source code or other third party Intellectual Property. If the terms of any such licensing arrangement require that customers of Seller (including the Seller Subsidiaries) enter into license or sublicense agreements with Seller (including the Seller Subsidiaries) or the applicable licensor, then Seller (including the Seller Subsidiaries) has procured all such licenses or sublicenses from its customers.

(n) Section 3.15(n) of the Seller Disclosure Schedule identifies each Participant that has been provided access to any source code of any third party (including any Open Source Code) with respect to which Seller (including the Seller Subsidiaries) has been granted a license.

(o) No person has any marketing rights to the Intellectual Property of Seller (including the Seller Subsidiaries).

(p) There is no outstanding Order by or with any Governmental Entity relating to Intellectual Property by which Seller (including the Seller Subsidiaries) is bound.

(q) Seller (including the Seller Subsidiaries) has not assigned, sold, exclusively licensed or otherwise transferred ownership of Intellectual Property, including any patent, patent application, trademark, trademark application, service mark, mask work, copyright or application therefor or trade secret to any entity or person.

(r) No licenses or rights have been granted by Seller (including the Seller Subsidiaries) or any Participant or, to the Knowledge of Seller, any other person to distribute the source code of, or to use the source code to create Derivative Works of, any product currently marketed by, commercially available from or under development by Seller (including the Seller Subsidiaries) or any current Participant.

(s) Seller (including the Seller Subsidiaries) has taken all reasonable and necessary steps to protect its Intellectual Property and its rights thereunder, and to the Knowledge of Seller no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by Seller (including the Seller Subsidiaries).

(t) Seller (including the Seller Subsidiaries) has caused its development personnel to execute and deliver to Buyer certificates of originality for each product of Seller (including the Seller Subsidiaries) in the form provided to Buyer.

(u) Seller (including the Seller Subsidiaries) has not provided any services pursuant to Contracts that contemplate an engagement for services to a third party that would lead to ownership by a third party of Intellectual Property created in connection with such services.

(v) Any Contract of Seller (including the Seller Subsidiaries) that releases source code from escrow, or otherwise grants a license to Intellectual Property of Seller (including the Seller Subsidiaries), to a third party contingent upon the occurrence of specified events restricts the use of such source code or Intellectual Property to the internal use of such third party.

(w) As used in this Agreement, “Derivative Work” means a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. As used in this Agreement, a Derivative Work shall also include any compilation that incorporates such a preexisting work, as well as translation from one human language to another and from one type of code to another.

(x) As used in this Agreement, “Intellectual Property” means trademarks (registered or unregistered), service marks, mask works, brand names, certification marks, trade dress, assumed names, domain names, websites, tradenames and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof in any jurisdiction; inventions, invention disclosures, discoveries and ideas, whether patented, patentable or not in any jurisdiction; computer programs and software (including source code, object code and data), know-how and any other technology; data and customer lists, engineering procedures and all documents relating to the foregoing; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; all works of authorship, databases, and data collections and all rights thereto throughout the world; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

SECTION 3.16. Insurance. Section 3.16 of the Seller Disclosure Schedule sets forth a complete and correct list and description of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to

Seller’s (including the Seller Subsidiaries’) properties, assets, operations and businesses, complete and correct copies of which have been delivered to Buyer. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets, operations and businesses of Seller (including the Seller Subsidiaries) of the kinds, in the amounts and against the risks required to comply with applicable Law. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of Seller (including the Seller Subsidiaries) have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies and no notice of cancellation, termination or non-renewal or denial of liability with respect to any such policy has been received by the Seller or any Seller Subsidiaries.

SECTION 3.17. Effect of Transaction. No creditor, supplier, officer, employee, contractor, consultant, client or other customer or other person having a material business relationship with Seller (including the Seller Subsidiaries) has informed Seller (including the Seller Subsidiaries) or any member of Seller’s (including the Seller Subsidiaries’) management orally or in writing that such person intends to materially change such relationship because of any of the transactions contemplated by this Agreement or the Ancillary Documents.

SECTION 3.18. Disclosure; Information Supplied. No representation or warranty contained in this Agreement or the Ancillary Documents (taking into account any knowledge qualification contained in such representation or warranty) and no statement contained in any document, electronic transmission, certificate or schedule furnished to or for Buyer or any of its representatives pursuant hereto or thereto contains any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, certificate or schedule. The projections delivered to Buyer by or on behalf of Seller were prepared in good faith.

SECTION 3.19. Voting Requirements. The affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of (i) preferred stock and common stock of Seller (each voting separately as a single class), (ii) common stock and preferred stock of Seller (voting together as a single class) and (iii) Series Z-2 preferred stock of Seller (voting as a separate series) in favor of this Agreement and the transactions contemplated hereby are the only votes or consents of the holders of any class or series of the capital stock of Seller that are necessary to approve and adopt this Agreement and the Ancillary Documents or to consummate all of the transactions contemplated hereby and thereby (collectively, the “Requisite Consents”).

SECTION 3.20. Consents. Any third party consent required in order for Seller (including the Seller Subsidiaries) to transfer or assign to Buyer any right, title or interest in, or for Buyer to assume from Seller (including the Seller Subsidiaries) any liability, obligation or commitment with regard to, any Assigned/Assumed Contracts will be obtained by the Closing Date. Section 3.20 of the Seller Disclosure Schedule lists each such consent and the party from whom it is to be obtained.

SECTION 3.21. Suppliers. Between January 1, 2008 and the date of this Agreement, there has not been (a) any material adverse change in the business relationship of Seller (including the Seller Subsidiaries) with any supplier or (b) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

SECTION 3.22. Customers; Resellers. Between January 1, 2008 and the date of this Agreement, there has not been (a) any material adverse change in the business relationship of Seller (including the Seller Subsidiaries) with any customer, reseller or distributor or (b) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer, reseller or distributor. During the past three years preceding the date of this Agreement, Seller (including the Seller Subsidiaries) has not received any material customer complaint concerning its products and services, nor has it had material amounts of any such products returned by a purchaser thereof.

SECTION 3.23. Certain Actions. Both immediately before, and immediately after giving effect to, the transactions contemplated by this Agreement and the Ancillary Documents: (i) the fair value of the Seller’s assets would exceed its liabilities (including contingent liabilities and the Excluded Liabilities); (ii) the present fair saleable value of Seller’s assets would be greater than the amount required to pay its liabilities on its existing debts (including contingent liabilities and the Excluded Liabilities) as such debts become absolute and mature; (iii) Seller would be able to pay its liabilities (including contingent liabilities and the Excluded Liabilities) as they mature; (iv) Seller would not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement and the Ancillary Documents. Seller does not intend to incur, and Seller does not believe that it has incurred or will incur as a result of the transactions contemplated by this Agreement and the Ancillary Documents, debts beyond Seller’s ability to pay such debts as such debts mature. The Seller’s Board of Directors has determined that the transactions contemplated by this Agreement and the Ancillary Documents are in the best interest of the Seller and its shareholders and the cash and other consideration received in connection with the transactions contemplated by this Agreement and the Ancillary Documents are fair to the Seller and its shareholders. Seller is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not have any such effect. The transactions contemplated by this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller or any of the NonSeller Subsidiaries whatsoever to any of the Acquired Assets after the Closing. Seller has no plans in place to substantially diminish any of Seller’s consolidated net worth or financial resources following the Closing in a manner that would materially adversely affect Seller’s ability to meet it and its NonSeller Subsidiaries’ obligations under this Agreement, any Ancillary Document or in respect of any of the Excluded Liabilities.

SECTION 3.24. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of Seller.

SECTION 3.25. Export Control Laws. Each of the Seller and the Seller Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Seller and the Seller Subsidiaries conduct business. Without limiting the foregoing:

(a) Each of the Seller and the Seller Subsidiaries has obtained all export licenses, written assurances, consents, waivers, approvals, orders, agreements, registrations and declarations required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) Each of the Seller and the Seller Subsidiaries has used license exceptions in conformance with Applicable Laws and regulations;

(c) When required, each of the Seller and the Seller Subsidiaries has filed all licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other necessary documentation with the applicable Governmental Authority;

(d) Each of the Seller and the Seller Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(e) There are no pending or threatened claims against the Seller or any of the Seller Subsidiaries with respect to such Export Approvals;

(f) There are no actions pertaining to the Seller’s or the Seller Subsidiaries’ export transactions that may give rise to any future claims; and

(g) No Export Approvals for the transfer of export licenses to the Buyer or to a Buyer Subsidiary are required, or such Export Approvals can be obtained expeditiously without material cost.

(h) Section 3.25(h) of the Seller Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the products, services, software and technologies of the Seller and the Seller Subsidiaries.

ARTICLE IV

Representations and Warranties Regarding Buyer

Buyer represents and warrants to Seller as follows:

SECTION 4.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted.

SECTION 4.02. Authority; Noncontravention. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to consummate the transactions contemplated hereby and thereby and to comply with the provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents, the consummation by Buyer of the transactions contemplated hereby and thereby and the compliance by Buyer with the provisions hereof and thereof have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Documents, to consummate the transactions contemplated hereby or thereby or to comply with the provisions hereof or thereof. This Agreement(as of the date of this Agreement) and the Ancillary Documents (as of the Closing Date) have been or will be, as the case may be, duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by Seller, constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms. The execution and delivery by Buyer of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance by Buyer with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Buyer under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the certificate of incorporation or by-laws of Buyer, (b) any Contract to which Buyer is party or any of its properties or assets is subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any Law or Order, in each case applicable to Buyer or any of its properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations under this Agreement or the Ancillary Documents or prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of any of the transactions contemplated hereby or thereby. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement or the Ancillary Documents, the consummation by Buyer of the transactions contemplated hereby or thereby (alone or in combination with any other event) or the compliance by Buyer with the provisions hereof or thereof, except for such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations under this Agreement or the Ancillary Documents or prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of any of the transactions contemplated hereby or thereby.

SECTION 4.03. Broker’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of Buyer.

SECTION 4.04. Adequacy of Funds. Buyer has, or will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this

Agreement including, without limitation, the obligation to pay the Purchase Price in accordance herewith.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01. Access. Seller acknowledges that the Acquired Assets include all of Seller’s and the Seller Subsidiaries’ books, documents, information, data, files and other records (or copies thereof pursuant to Section 1.01) (collectively, the “Records”). If Buyer requires any information relating to the Acquired Assets or Assumed Liabilities that for any reason were not included in the Records conveyed at Closing, Seller or Representative shall, upon reasonable notice, promptly make such information available to Buyer, including by making its employees, counsel, accountants, bankers and other representatives available to Buyer.

SECTION 5.02. Confidentiality. Seller and the Representative shall keep confidential, and shall use commercially reasonable efforts to cause its affiliates and their officers, directors, employees and advisors to keep confidential, all non-public information relating to the Acquired Assets or the Assumed Liabilities, except as required by compulsory legal process.

SECTION 5.03. Name Change. From and after the Closing Date, Seller and the NonSeller Subsidiaries shall cease using their current business names or any derivation thereof, except in connection with referring to Seller’s (including the NonSeller Subsidiaries’) previous name after the Closing Date. Within three business days after the Closing, Seller (including the NonSeller Subsidiaries) shall amend their respective organizational and governing documents to change their respective names to a name not including or similar to any of their current names or words.

SECTION 5.04. Distributions; Operations. (a) For a period of at least twenty-seven (27) months following the Closing Date, each of Seller and the NonSeller Subsidiaries shall (i) maintain their respective corporate existences (including by way of obtaining all necessary certificates, licenses, approvals, permits, registrations, qualifications or authorizations granted or issued by a Governmental Entity) in accordance with applicable Laws, as applicable, (ii) keep Seller (including the NonSeller Subsidiaries) capitalized with sufficient liquid and other assets to satisfy the Excluded Liabilities as they become due and to comply with the requirements of applicable Laws and (iii) satisfy and discharge all debts and obligations pursuant to the Liquidation Spreadsheet.

(b) For a period of at least twenty-seven (27) months following the Closing Date, Seller (including the NonSeller Subsidiaries) shall not voluntarily file for or declare bankruptcy, including a voluntary assignment for the benefit of creditors, or dissolve or liquidate their respective entities.

(c) For a period of at least twenty-seven months following the Closing Date, Seller (including the NonSeller Subsidiaries) shall not make any dividend or distribution to any person unless immediately prior to such dividend or distribution, the Board of Directors of Seller or such NonSeller Subsidiary has (i) received financial information regarding the solvency of Seller (including the NonSeller Subsidiaries), (ii) received legal advice that, based on the financial information described in clause (i) above, (A) after giving effect to such dividend or distribution, Seller (including the NonSeller Subsidiaries) will be solvent and will have sufficient assets to pay its liabilities as they become due and (B) such dividend or distribution is permitted under applicable Laws, and (iii) adopted written resolutions that, after giving effect to such dividend or distribution, Seller (including the NonSeller Subsidiaries) will be solvent and will have sufficient assets to pay the Excluded Liabilities as they become due.

(d) Subject to the requirements of this Section 5.04 and applicable Laws, any amounts paid by Buyer to Seller pursuant to this Agreement that are distributed to the shareholders of Seller shall be distributed in accordance with the Seller’s articles of incorporation then in effect.

(e) Following the Closing, Seller (including the NonSeller Subsidiaries) will not carry on any operating business and will not engage in other activities except for activities related to (i) paying the Excluded Liabilities and the debts and obligations pursuant to the Liquidation Spreadsheet, (ii) satisfying their respective obligations under this Agreement and the Ancillary Documents and (iii) subject to this Section 5.04, dissolving in accordance with applicable Laws and this Agreement.

SECTION 5.05. No Other Negotiations.

(a) Prohibited Conduct. Between the date of this Agreement and the earlier of (i) the Closing Date or (ii) termination of this Agreement, Seller shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, shareholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers, consultants or accountants) or other representatives (collectively, “Seller Representatives”) to, directly or indirectly: (i) solicit, initiate, encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal or take any other action that could reasonably be expected to lead to an Acquisition Proposal; (ii) consider or entertain any correspondence or communications received from any person concerning any Acquisition Proposal (other than to respond to such correspondence or communications by indicating that Seller is not interested in any Acquisition Proposal); (iii) furnish any nonpublic information regarding Seller to any person (other than Buyer and its agents and advisors) in connection with or in response to any correspondence or communications concerning any Acquisition Proposal (other than to respond to such correspondence or communications by indicating that Seller is not interested in or cannot freely discuss any Acquisition Proposal); (iv) enter into, participate in, maintain or continue any discussions or negotiations with any person (other than Buyer and its agents and advisors) concerning, or furnish to any person (other than Buyer and its agents and advisors) any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal; (v) cooperate with, facilitate or encourage any effort or attempt by any person to effect any Acquisition Proposal; (vi) approve, endorse or recommend any Acquisition Proposal; or (vii) execute, enter into or become bound by any letter of intent, memorandum of understanding or similar document or any Contract that provides for, contemplates, concerns or otherwise relates to any Acquisition Proposal. If any Seller Representative, whether in his, its or her capacity as such or in any other capacity, takes any action that Seller is obligated pursuant to this Section 5.05(a) to cause such Seller Representative not to take, then the Seller shall be deemed for all purposes of this Agreement to have breached this Section 5.05(a), and the Seller agrees, at its sole expense, to take all reasonable measures (including without limitation court proceedings) to restrain the Seller Representatives from taking any such prohibited actions. “Acquisition Proposal” shall mean any inquiry, offer or proposal, or any public announcement of an intention to make any inquiry, offer or proposal, by a person or group (other than Buyer) relating to or involving: (i) any merger, consolidation, business combination or similar transaction involving the Seller and/or its Seller Subsidiaries; (ii) any sale, lease, exchange, transfer, license, pledge, mortgage, acquisition or disposition of all or substantially all of the assets or business of the Seller and its Seller Subsidiaries; or (iii) any liquidation or dissolution of Seller and/or its Seller Subsidiaries or any dividend, whether of cash or other property.

(b) Notification to Buyer. The Seller shall (i) immediately notify Buyer after receipt by the Seller (or, to the Seller’s Knowledge, by any of the Seller Representatives) of any correspondence or communication that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or any other notice that any person is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Seller or for access to any of the properties, books or records of the Seller by any person or persons other than Buyer (and its agents and advisors), which notice shall identify the person or persons making, or considering making, such Acquisition Proposal or request for information or access, (ii) shall keep Buyer fully informed as promptly as practicable of the status and details of any such Acquisition Proposal (including amendments or proposed amendments) or request for information or access and any correspondence or communications related thereto, and (iii) shall provide to Buyer a correct and complete copy of such Acquisition Proposal or request for information or access and any amendments, correspondence and communications related thereto (if in writing) or a written summary thereof (if not in writing); provided, however, that the Seller shall not be required to deliver a copy of any Acquisition Proposal pursuant to subsection 5.05(b)(iii) if delivery of such Acquisition Proposal would cause Seller to be in an actual breach (based on an opinion of legal counsel) of a non-disclosure agreement in effect on the date of this Agreement with the party delivering such Acquisition Proposal. The Seller shall, and shall cause the Seller Representatives to, immediately cease and cause to be terminated (and shall not resume or otherwise continue) any and all existing activities, discussions and negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

SECTION 5.06. Conduct of Activities Associated with the Acquired Assets Prior to Closing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Seller and the Seller Subsidiaries will conduct their activities associated with the Acquired Assets in their ordinary and usual course, consistent with past practice, and will use best efforts to preserve intact all rights, privileges, franchises and other authority related to the activities associated with the Acquired Assets and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships related to the activities associated with the Acquired Assets. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance or as specifically set forth in this Agreement as a required action to take place prior to the Closing, neither Seller nor any of its Seller Subsidiaries will:

(a) create, incur or assume any obligation which would adversely affect the Acquired Assets or Buyer’s ability to conduct the activities associated with the Acquired Assets in substantially the same manner and condition as conducted by Seller and the Seller Subsidiaries on the date of this Agreement;

(b) incur any Indebtedness or guarantee any such Indebtedness of another person or issue or sell any debt securities or guarantee any debt securities of another person;

(c) enter into any Contract, violate, terminate, amend or otherwise modify or waive any of the terms of any Contract, or enter into any transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d) sell, lease, license, transfer or dispose of any Acquired Assets (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(e) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan;

(f) change any of its accounting methods or accelerate the payment of any accounts receivable;

(g) terminate, waive or release any material right or claim;

(h) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall Seller enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party;

(i) (i) agree to any audit assessment by any taxing authority, (ii) file any Tax Return or amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Buyer for its review at a reasonable time prior to filing, (iii) except as required by applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j) (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(k) (i) pay, discharge or satisfy, in an amount in excess of $2,500 in any one case or $10,000 in the aggregate, any liability of any such party, or (ii) make capital expenditures, capital additions or capital improvements;

(l) change the manner in which it extends warranties, discounts or credits to customers; or

(m) modify or allow to lapse insurance coverage with respect to the Acquired Assets consistent with the amounts of such coverage in effect as of the date hereof;

(n) sell, dispose of or encumber any of the Acquired Assets or license any Acquired Assets to any person;

(o) enter into any agreements or commitments relating to the activities associated with the Acquired Assets;

(p) fail to comply in all material respects with all Laws applicable to the activities associated with the Acquired Assets;

(q) dividend or distribute any cash or other assets or properties to any affiliate or any securityholder, including to or from Seller or any NonSeller Subsidiary to any Seller Subsidiary or to or from any Seller Subsidiary to Seller or any NonSeller Subsidiary;

(r) (i) agree to do any of the things described in the preceding clauses (a)-(q), (ii) take or agree to take any action which would reasonably be expected to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent Seller from performing or cause Seller not to perform one or more covenants or agreements required hereunder to be performed by Seller.

SECTION 5.07. Pre-Closing Activities. At least two (2) business days prior to the anticipated Closing Date, Seller shall provide to Buyer and its counsel (a) the written consent of the Seller’s shareholders representing the Requisite Consents, (b) one or more revised Liquidation Spreadsheets and all supporting materials that have been provided to the Seller’s Board of Directors or secured creditors since the date of this Agreement, (c) the proposed Closing Date Balance Sheet for each Seller Subsidiary, each on a standalone basis, (d) the proposed Closing Date Balance Sheet of Seller, and (e) revised final Seller Disclosure Schedules and all of the related Exhibits and Appendices, each updated as of the Closing Date. Within seven (7) days of the date of this Agreement, Seller will provide Buyer with a list of Excluded Contracts that might benefit the Buyer or a Seller Subsidiary.

SECTION 5.08. Intercompany Activities. (a) Two (2) business days prior to the anticipated Closing Date, Seller shall wire transfer in United States dollars to the main banks (the “Banks”) used by Sequence India and Sequence Japan to transact banking business in an aggregate United States dollar amount (collectively, the “Subsidiaries Payment Amount”) equal to the aggregate United States dollar amount owed by Seller to the Seller Subsidiaries as of the Closing Date (which, for purposes of illustration, as of July 31, 2009 equaled US$996,717.32, consisting of US$278,350.32 owed to Sequence Japan as of July 31, 2009 and US$718,367.00 owed to Sequence India as of July 31, 2009) (and which shall not exceed US$1,250,000.00 in the aggregate);

(b) At least two (2) business days prior to the anticipated Closing Date, Seller shall cause the Seller Subsidiaries (i) to notify their respective Banks that the only person authorized by such Seller Subsidiary to transact business with such Banks shall be Vic Kulkarni and one other person designated by Buyer and (ii) to have their respective boards of directors adopt resolutions consistent with the provisions set forth in this Section 5.08;

(c) All obligations between Seller (or any of its affiliates) and either of the Seller Subsidiaries, including without limitation any accounts receivable, accounts payable, notes or other obligations, shall be canceled or repaid prior to the Closing Date;

(d) Seller shall pay, be solely responsible for and indemnify Buyer against any Taxes and all other Losses, including any withholding Taxes and business income Taxes, imposed on or incurred by Seller (or any of its affiliates) or either Seller Subsidiary or Buyer as a result of such cancellation, repayment and the other transactions set forth in this Section 5.08.

ARTICLE VI

Mutual Covenants

Each of Seller and Buyer, as applicable, covenants and agrees as follows:

SECTION 6.01. Further Assurances. From time to time after the Closing, and for no further consideration, each of Seller and Buyer shall, and shall cause their respective subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions (including cooperating for purposes of obtaining any third party consents) as may reasonably be deemed necessary or desirable by the other party to consummate the transactions contemplated hereby (including (a) transferring back to Seller any Excluded Asset or Excluded Liability, which Excluded Asset or Excluded Liability was inadvertently transferred to Buyer at the Closing, (b) transferring to Buyer any Acquired Asset or Assumed Liability contemplated by this Agreement to be transferred to Buyer at the Closing which was not so transferred at the Closing and (c) pursuant to the provisions of Section 1.04, transferring to Buyer any Post-Closing Contracts). To the extent Seller is unable to fulfill these covenants, the Representative shall use its commercially reasonable efforts to fulfill these covenants.

SECTION 6.02. Tax Matters. (a) Buyer shall deliver to Seller on or after the Closing Date a proposed allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets (the “Proposed Allocation”). Seller shall accept and agree to the Proposed Allocation (any agreed allocation being hereinafter called the “Allocation”), and Buyer and Seller shall act in accordance with the Allocation (including any reasonably necessary modification thereto, including any modification resulting from the assignment and assumption of Post-Closing Contracts pursuant to Section 1.04) in any Tax Returns, audits, litigation or similar filings or proceedings, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the IRC. If any Taxing Authority disputes the Allocation, Seller or Buyer, as the case may be, shall promptly notify the other parties of the nature of such dispute. Notwithstanding anything in this Section 6.02, the Seller and Buyer shall negotiate in good faith and mutually agree on the India stamp tax allocation.

(b) Any liability, obligation or commitment for all transfer, stamp duty, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) (such amounts being hereinafter called the “Transfer Taxes”) incurred in connection with this Agreement or the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by Seller. Seller and Buyer shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws and shall cooperate in timely making any such actions, filings, elections or omissions as may be required to qualify for any relevant exemptions from such Transfer Taxes.

(c) The amount or economic benefit of any refunds, credits or offsets of Taxes of Seller (including the Seller Subsidiaries) for any tax period (or portions thereof) ending on or prior to the Closing Date shall be for the account of Buyer. In addition, any refunds, credits or offsets of Taxes shall be for the account of Buyer to the extent that such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from any tax period (or portions thereof) ending after the Closing Date (any such period, a “Post-Closing Tax Period”) of items of loss, deductions, or other Tax items, of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of Seller (including the Seller Subsidiaries) relating to the business, the Acquired Assets or the Assumed Liabilities for any Post-Closing Tax Period shall be for the account of Buyer.

(d) Real and personal property taxes, ad valorem taxes, and franchise fees or taxes (that are imposed on a periodic basis)) (collectively, “Periodic Taxes”) shall be prorated between Seller and Buyer for any taxable period that includes but does not end on the Closing Date. Periodic Taxes shall be prorated between Buyer and Seller based on the relative periods the Acquired Assets were owned by each respective party during the fiscal period of the taxing jurisdiction for which such taxes were imposed by such jurisdiction. Buyer or Seller shall promptly forward an invoice to the other party for its reimbursable pro rata share, if any, of any Periodic Taxes, and such other party shall pay such amount within 30 days of the receipt of such invoice.

(e) Buyer and Seller shall, and shall cause their respective subsidiaries and affiliates to, cooperate with respect to Tax matters as contemplated by this Agreement.

SECTION 6.03. Accounts. (a) Seller hereby constitutes and appoints, effective as of the Closing, Buyer and assigns it as the true and lawful attorney of Seller with full power of substitution (i) to collect for the account of Buyer any Acquired Assets and (ii) to institute and prosecute all proceedings that Buyer may in its sole discretion deem proper in order to enforce any right, title or interest in, to or under the Acquired Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Acquired Assets.

(b) All payments and reimbursements received by Seller or any of its affiliates in connection with or arising out of the Acquired Assets or Assumed Liabilities after the Closing shall be held by such person in trust for the benefit of Buyer and, promptly upon receipt by such person of any such payment or reimbursement, such person shall pay over to Buyer the amount of such payment or reimbursement without right of setoff.

(c) Each of Seller and the Representative covenants and agrees that, following the Closing, it shall promptly forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to Seller’s business related to the Acquired Assets, including customer orders.

(d) Buyer will use its commercially reasonable efforts to forward promptly to Seller any mail (physical, electronic or otherwise), facsimile or telephone inquiries of clients, customers, suppliers and vendors of or relating to Seller’s business related to the Excluded Assets or Excluded Liabilities.

SECTION 6.04. Expenses. Except where specifically provided elsewhere in this Agreement and the Ancillary Documents, all costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses; provided however that, notwithstanding anything in this Agreement to the contrary, all costs and expenses so incurred by Sequence India and Sequence Japan shall be borne by the Seller.

SECTION 6.05. Bulk Transfer Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any jurisdiction. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar Laws.

SECTION 6.06. Employee Matters.

(a) Transfer of Employment. (i) Buyer shall make an offer of employment to each of the Retained U.S. Employees listed on Exhibit E effective as of the Closing. Seller’s employment of the Retained U.S. Employees who receive an offer of employment from Buyer prior to the Closing shall end immediately prior to the Closing, and Buyer’s employment of the Retained U.S. Employees who accept any such offer of employment from Buyer, and who present themselves for employment on the Closing Date, shall commence as of the Closing.

(ii) Each Retained U.S. Employee who commences employment with Buyer pursuant to Section 6.06(a)(i) is referred to herein as a “Transferred Employee.” Notwithstanding anything herein to the contrary, Buyer shall not have any responsibility for, and Seller shall retain and hold Buyer harmless and indemnify Buyer with respect to, any and all claims, losses, liabilities, damages, expenses and other obligations (including, without limitation, statutory or contractual severance benefits) arising as a result of the actual or constructive termination of any Seller or Seller Subsidiary employee’s employment prior to the Closing and any Retained U.S. Employee’s or any NonSeller Subsidiary or other Seller employee’s employment with Seller or a NonSeller Subsidiary as a result of the transactions contemplated under this Agreement or otherwise prior to or after the Closing.

(iii) Each Transferred Employee who continues to be employed by the Buyer after the Closing shall continue to receive a base salary on substantially the same terms as provided to such Transferred Employee at the Closing for up to six (6) months after the

Closing Date, provided such Transferred Employee continues in continuous employment with the Buyer during such period.

(iv) Notwithstanding anything herein to the contrary, Buyer shall have no obligation to continue the employment or retain the services of any Transferred Employee for any period of time following the Closing, and, except as set forth in the immediately preceding paragraph, Buyer shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any Transferred Employee or any Seller Subsidiary employee in its absolute discretion.

(v) After the Closing, Seller shall obtain releases from Seller’s employees and each NonSeller Subsidiary’s employees who are not offered employment by the Buyer when Seller or such NonSeller Subsidiary terminates such persons, which shall be at the sole expense of the Seller or such NonSeller Subsidiary, and which will include a general release from such persons of the Seller and its affiliates and the Buyer and its affiliates.

(b) Equity Awards; Accrued Vacation; 401(k) Plan. (i) Seller shall retain, pay, perform and discharge when due all liabilities, obligations and commitments related to any equity or equity-based award granted by Seller.

(ii) Prior to or on the Closing, Seller shall retain, pay, perform and discharge all liabilities, obligations and commitments related to vacation and paid-time-off benefits accrued by all Seller employees, including the Transferred Employees, under the vacation and paid-time-off plans and policies maintained by Seller (the “Seller Vacation/PTO Policies”). In addition, and as a Closing deliverable, Seller shall obtain a full and final release from each such employee who received such payment from the Seller or either Seller Subsidiary in the form attached hereto as Exhibit F.

(iii) Seller shall retain sponsorship of Seller’s 401(k) Plan (the “Seller 401(k) Plan”) and shall retain all commitments, liabilities and obligations thereunder, whether arising before, on or after the Closing. Buyer shall not assume sponsorship of, contribute to or maintain, or be required to contribute to or maintain, the Seller 401(k) Plan and shall not assume any commitment, liability or obligation thereunder, whether arising before, on or after the Closing.

SECTION 6.07. Cash Earnout Plan. After the Closing, Buyer will establish a two-year cash earnout plan (“Cash Earnout Plan”) in the aggregate amount of up to US$500,000. Transferred Employees and the employees of the Seller Subsidiaries as designated by the chief executive officer of the Buyer and the former chief executive officer of the Seller (collectively, the “Executives”) as set forth in Section 6.07 of the Seller Disclosure Schedule shall be eligible to participate in the Cash Earnout Plan. No more than US$250,000 shall be available for payment in any twelve-month period following the Closing. The payments under the Cash Earnout Plan shall be based on a formula to be agreed to by the Executives based on bookings by the Buyer and each Seller Subsidiary generated from “RTL Solutions” software products acquired by the Buyer from the Seller in the Acquisition.

SECTION 6.08. Public Announcements. Except as otherwise required by Law, prior to the Closing, neither Seller nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated hereby or by the Ancillary Documents without the consent of both parties.

SECTION 6.09. Access. Each of Buyer and Seller and the Representative agrees that it will cooperate with and make available to the other party, during normal business hours, all Records and employees (without substantial disruption of regular business activities) retained and remaining in existence after the Closing relating to the Acquired Assets and Assumed Liabilities that are necessary in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Records or employees for any reasonable business purpose. The party requesting access to any such Records or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with providing access to such Records or employees. All Records received pursuant to this Section 6.09 shall be subject to the terms of Section 5.02 hereof. Each of Seller and the Representative agrees that it will cooperate with and make available to Buyer, during normal business hours, all records and employees that have been retained by Seller or a Nonseller Subsidiary (without substantial disruption of regular business activities) after the Closing that may be necessary in connection with any Tax inquiry, audit, investigation or dispute, any commercial litigation or investigation or any other matter requiring any such records or employees for any reasonable business purpose. The Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred in connection with providing access to such records or employees pursuant to the previous sentence.

ARTICLE VII

Indemnification

SECTION 7.01. Indemnification Obligations. (a) “Losses” of Buyer and its affiliates shall mean any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, Taxes, costs and expenses incurred by such person, including interest, penalties and attorneys’ fees, third-party expert and consultant fees and expenses, fines, judgments, awards and financial responsibility for investigation and costs for redesign and rework of software. As used in this Article VII, an “affiliate” of Buyer shall also include any direct or indirect subsidiary of Buyer and any officer, director, employee, stockholder, agent or representative of Buyer or any such subsidiary. “Losses” of Seller shall mean any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, Taxes, costs and expenses incurred by such person, including interest, penalties and attorneys’ fees, third-party expert and consultant fees and expenses, fines, judgments, awards and financial responsibility for investigation.

(b) From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its affiliates from and against any and all Losses asserted against, imposed upon, or incurred by any such indemnified party that arise out of or in connection with:

(i) any inaccuracy in, or any breach of, any representation or warranty of Seller or either Seller Subsidiary contained in this Agreement or in the Ancillary

Documents or in connection with the transactions contemplated hereby or thereby (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties of Seller or either Seller Subsidiary that are qualified as to materiality or by reference to a Material Adverse Effect of any person, shall be deemed to be not so qualified);

(ii) the failure by Seller or either Seller Subsidiary to perform any covenant, agreement, obligation or undertaking in this Agreement or in the Ancillary Documents or the transactions contemplated hereby or thereby;

(iii) any of the Excluded Liabilities or the operation or ownership of the Excluded Assets, including the failure of the Seller or any NonSeller Subsidiary to retain, discharge or satisfy the Excluded Liabilities;

(iv) (A) the liabilities, commitments and obligations set forth in each Closing Date Balance Sheet for each Seller Subsidiary on a standalone basis referred to in Section 3.03(a) and any Pre-Closing Taxes;

(B) any debts, obligations or commitments and related costs and expenses that either Seller Subsidiary owes to Seller or any NonSeller Subsidiary or any indemnification obligations of Seller under Section 5.08 of this Agreement;

(C) any breach of the representations and warranties set forth in Section 3.03(a) and (c) as it relates to either the Closing Date Balance Sheet or the Liquidation Spreadsheet, as applicable; and

(D) the employee threatened or actual litigation matter referred to in Section 3.06 of the Seller Disclosure Schedule (collectively 7.01(b)(iv)(A)-(D), the “Special Liabilities”); and

(v) any and all actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any such indemnified party with respect to the foregoing.

(c) Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller from and against any and all Losses asserted against, imposed upon, or incurred by any such indemnified party that arise out of or in connection with:

(i) any inaccuracy in, or any breach of, any representation or warranty of Buyer contained herein or in the Ancillary Documents or in connection with the transactions contemplated hereby or thereby (it being agreed that for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties of Buyer that are qualified as to materiality or by reference to a Material Adverse Effect of Buyer, shall be deemed to be not so qualified);

(ii) the failure by Buyer to perform any covenant, agreement, obligation or undertaking in this Agreement or in the Ancillary Documents or the transactions contemplated hereby or thereby; and

(iii) any of the Assumed Liabilities, including the failure of the Buyer to retire, discharge or satisfy the Assumed Liabilities and the operation by Buyer of the Acquired Assets after the Closing Date, subject, however, to the terms of this Agreement.

SECTION 7.02. Determination of Losses. The parties hereto acknowledge and agree that the rights of any indemnified party to indemnification pursuant to Section 7.01 with respect to a representation or warranty or covenant, agreement, obligation or undertaking of a party are an essential part of the economic terms of the Acquisition, and any indemnified party’s rights to indemnification therefor shall in no way be limited or eliminated or otherwise affected by the fact that such party, or any of its affiliates, was at any time prior to the Closing aware (or should have become aware) that any such representation or warranty was untrue or incorrect or that any such covenant or agreement had been breached.

SECTION 7.03. Procedures. (a) Procedures for Third Party Claims. (i) If a claim by a third party is made against an indemnified party arising out of a matter for which such indemnified party is entitled to be indemnified pursuant to Section 7.01 (a “Third Party Claim”), the indemnified party shall promptly notify the indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)) in writing of such claim. The failure so to notify promptly the indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)) hereunder shall not relieve the indemnifying party of its obligations hereunder. The indemnifying party shall be responsible for the fees and expenses of counsel employed by the applicable indemnified party; provided that in no event shall the indemnifying party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances.

(ii) The indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)) shall be entitled to participate in the defense of a Third Party Claim, individually or jointly, through counsel, at their own expense; provided that with respect to any Third Party Claim, the indemnified party shall control all proceedings taken in connection with such Third Party Claim and, without limiting the foregoing, the indemnified party or the Representative (in the case of a claim under Section 7.01(c)) may in its sole discretion, subject to Section 7.03(a)(iii), pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Entity with respect thereto, and, subject to Section 7.03(a)(iii), may in its sole discretion, either pay the amount claimed and sue for a refund where applicable Law permits such refund suits, settle or contest the Third Party Claim in any permissible manner.

(iii) So long as the indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)) is participating in the defense of a Third Party Claim in good faith, the indemnified party shall reasonably cooperate with the indemnifying party and the Representative (in the case of a claim pursuant to Section 7.01(b)) by providing records and information that are reasonably relevant to such Third Party Claim. The indemnified party shall not settle or compromise any Third Party Claim without the written consent of the indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)), which consent will not be unreasonably withheld or delayed. No such consent will be required if the indemnified party agrees in writing to forego all claims for indemnification from the indemnifying party with respect to such Third Party Claim, or the indemnified party reasonably believes itself to be potentially or actually exposed to (A) Losses in excess of amounts reasonably expected to be received from the indemnifying party or (B) non-monetary remedies; provided, however, that the indemnified party uses reasonable efforts to obtain in such settlement a release of the indemnifying party with respect to all such Third Party Claims.

(b) Procedures for Direct Claims. In the event any indemnified party should have a claim against any indemnifying party under this Agreement that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party (a “Direct Claim”), the indemnified party shall deliver notice of such Direct Claim with reasonable promptness to the indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)). The failure by any indemnified party so to notify the indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)) hereunder shall not relieve the indemnifying party of its obligations hereunder. If the indemnifying party or the Representative (in the case of a claim pursuant to Section 7.01(b)) does not notify or does not respond for any reason in writing to the indemnified party within 30 calendar days that it disputes the indemnifying party’s liability to the indemnified party, such Direct Claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such liability to the indemnified party on demand (or the indemnified party (in the case of a claim pursuant to Section 7.01(b)) can and shall be entitled to deduct promptly the Losses from the Aggregate Deferred Payment Amount).

(c) The procedures for tendering claims pursuant to this Section 7.03 shall not apply to the indemnification Claims for the Special Liabilities set forth in Section 7.01(b)(iv).

SECTION 7.04. Limitations of Indemnification. From and after the Closing Date: (a) the indemnifying parties shall not be liable for any Losses under Section 7.01(b)(i) or 7.01(c)(i) unless the aggregate amount of all Losses for which any such indemnifying party would be liable (but for this subparagraph) under the relevant Section exceeds, on a cumulative basis, US$10,000 (the “Indemnity Basket”); provided that, if the aggregate amount of all Losses exceeds such amount, the indemnified party shall be entitled to indemnification for all such Losses, including the Indemnity Basket.

(b) The total dollar amount in respect of which Seller shall be liable under Section 7.01(b)(i) of this Agreement to indemnify any Buyer indemnified party shall not exceed US$750,000; provided, however, that the limitations set forth above in this paragraph shall not be applicable to any Losses incurred (i) due to fraud, willful misrepresentation, willful breach, willful misconduct or willful concealment by or on behalf of the Seller and (ii) as a result of or arising under a breach of any of the representations and warranties of Seller set forth in Sections 3.03, 3.04, 3.11, 3.12(d), and 3.23 (Section 7.04(b)(ii) shall be referred to as the “Representations Exceptions”).

(c) The total dollar amount in respect of which Seller shall be liable under the Representations Exceptions and this Agreement to indemnify any Buyer indemnified party shall not exceed the Purchase Price; provided, however, that the limitations set forth above in this paragraph shall not be applicable to any Losses incurred (i) due to fraud, willful misrepresentation, willful breach, willful misconduct or willful concealment by or on behalf of the Seller and (ii) as a result of or arising under a failure of Seller to comply with or a Seller default under Section 7.01(b)(iii) or Section 6.02 (Section 7.04(c)(ii) shall be referred to as the “Covenant Exceptions”).

(d) There shall be no limitation on Losses for (i) fraud, willful misrepresentation, willful breach, willful misconduct or willful concealment by or on behalf of the Seller and (ii) the Covenant Exceptions.

(e) The total dollar amount in respect of which Buyer shall be liable under this Agreement or any of the Ancillary Documents to indemnify Seller shall not exceed US $750,000.

SECTION 7.05. Termination of Indemnification Obligations. (a) Except with respect to fraud, willful misrepresentation, willful breach, willful misconduct or willful concealment by or on behalf of the Seller, the obligations of Seller to indemnify any Buyer indemnified party pursuant to Section 7.01(b)(i) shall terminate at the close of business on the third-year anniversary of the Closing Date, except that such obligations shall not terminate with respect to any items as to which any Buyer indemnified party has, before the expiration of such period, taking into account any extensions thereof, previously made a Claim against Seller by delivering a notice to Seller or the Representative in accordance with this Agreement, which shall survive until all such Claims are finally resolved. Except with respect to fraud, willful misrepresentation, willful breach, willful misconduct or willful concealment by or on behalf of the Seller, the obligations of Seller to indemnify any Buyer indemnified party pursuant to any other provision of this Agreement, including Sections 7.01(b)(ii) through (v), or any Ancillary Document shall terminate upon the later of ten years from the Closing or the expiration of the relevant statute of limitations, taking into account extensions thereof, except that such obligations shall not terminate with respect to any item as to which any Buyer indemnified party has, before the expiration of the relevant period, taking into account any extensions thereof, previously made a Claim against Seller by delivering a notice to Seller or the Representative in accordance with this Agreement, which shall survive until all such Claims are finally resolved.

(b) The obligation of Buyer to indemnify Seller pursuant to the Agreement (and the survivability of each of Buyer’s representations, warranties, covenants and agreements) shall terminate at the close of business upon the earliest to occur of (a) the date this is the two-year anniversary of the Closing Date, (b) the date immediately prior to the consummation of a Liquidation Event of Buyer (as defined in Buyer’s Certificate of Incorporation), (c) the effective date of the initial public offering of Buyer’s securities, and (d) the date of any voluntary or involuntary dissolution, winding down, assignment for the benefit of creditors, bankruptcy or liquidation of or involving Seller, except that such obligations shall not terminate with respect to any items as to which Seller has, before the expiration of such period, previously made a Claim against Buyer by delivering a notice to Buyer in accordance with this Agreement, which shall survive until all such Claims are finally resolved.

SECTION 7.06. Reduction of Aggregate Deferred Payment Amount. (a) In the event that Buyer determines from time to time that Buyer or any of its affiliates is entitled to payment under the indemnities set forth in this Agreement, Buyer shall deliver a notice to such effect (a “Claim”) to an indemnifying party or the Representative, except for a Direct Claim, in which case Buyer shall comply with the procedures specified in Section 7.03(b). The failure by Buyer so to notify Seller or the Representative hereunder shall not relieve Seller of its obligations hereunder. The notice of a Claim shall set forth in reasonable detail the basis for the Claim. Buyer is hereby authorized at any time and from time to time, to apply all or any portion of the Aggregate Deferred Payment Amount at any time held against any indemnification obligation set forth in any Claim delivered pursuant to the preceding sentence, subject to the other provisions of this Agreement. If the Seller or the Representative does not respond to the Claim for any reason, Buyer shall deduct its Losses from the Aggregate Deferred Payment Amount within thirty calendar days from the date that the Buyer sends a notice of a Claim to the Seller or the Representative.

(b) The Aggregate Deferred Payment Amount shall also be reduced from time to time by any amount (i) that has been determined by a court of competent jurisdiction to be owing by the indemnifying party to an indemnified party, (ii) that indemnifying party or the Representative has agreed in writing shall be applied against the Aggregate Deferred Payment Amount and permanently retained by Buyer, (iii) pursuant to the terms of this Agreement or (iv) that is distributed to Seller pursuant hereto.

(c) Distributions to Seller. Promptly after the date that is twelve (12) months after the Closing Date (a “First Distribution Date”), Buyer will notify Seller or the Representative in writing of the Projected Indemnity Amount as of such date. As promptly as practicable following delivery of such notice, an amount (a “First Distribution Amount”) equal to (i) US Five Hundred Thousand Dollars (US$500,000) (such dollar amount to be reduced from time to time during the twelve months after the Closing Date from Claims and payments and distributions made during such period) minus (ii) an amount, if any, equal to such Projected Indemnity Amount shall be transferred and delivered to Seller or as otherwise instructed by the Representative, provided Seller or the Representative has provided an address for delivery of funds in connection with the First Distribution Amount. In addition, promptly after the date that is twenty-four (24) months after the Closing Date (a “Second Distribution Date”), Buyer will notify Seller or the Representative in writing of the Projected Indemnity Amount as of such date. As promptly as practicable following delivery of such notice, an amount (a “Second Distribution Amount”) equal to (i) the Aggregate Deferred Payment Amount (as the same may be reduced from time to time from Claims and payments and distributions) minus (ii) an amount, if any, equal to such Projected Indemnity Amount, shall be transferred and delivered to Seller or as otherwise instructed by the Representative, provided Seller or the Representative has provided an address for delivery of funds in connection with the Second Distribution Amount.

“Projected Indemnity Amount” shall mean, as of pending any date, the maximum aggregate amount that is determined by Buyer in good faith to be necessary to satisfy all pending Claims for indemnification by Seller pursuant to Article VII of this Agreement that have been timely asserted but not finally resolved by that date, including an amount with respect to fees and expenses projected by Buyer in good faith to be the maximum aggregate amount necessary to cover costs and expenses related to the enforcement of such Claims.

SECTION 7.07. Dispute Resolution. In the event that (a) Seller or the Representative disputes in writing any decision by Buyer to pay to Buyer or any of Buyer’s affiliates any portion of the Aggregate Deferred Payment Amount or (b) Seller or the Representative disputes Buyer’s determination of the Projected Indemnity Amount pursuant to Section 7.06, Seller or the Representative shall notify Buyer within 30 days after receipt of notice of a Claim or the determination of such Projected Indemnity Amount of such dispute and Seller or Representative and Buyer shall attempt in good faith to resolve such dispute within sixty (60) days of such notification by Seller or the Representative to Buyer. If such dispute is not so resolved within such sixty (60)-day period, then Seller may initiate a lawsuit with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, this Agreement; provided, however, that no such lawsuit may be brought more than six months after the receipt by Seller or the Representative of the applicable notice of Claim referred to in Section 7.06 or the calculation of the Projected Indemnity Amount referred to in Section 7.06, as applicable. If all or any part of such timely disputed amount is determined in any settlement or final resolution by lawsuit to be owing to Seller, Buyer shall promptly, upon such settlement or resolution, pay such amount. This Section 7.07 shall not apply to the indemnification Claims for the payment of the Special Liabilities set forth in Section 7.01(b)(iv).

SECTION 7.08. Procedures for Special Liabilities. Notwithstanding anything in this Agreement, the Buyer shall have the unilateral right to pay for and retire, without objection or approval from the Seller or the Representative, all of the Special Liabilities through a deduction or offset to the Aggregate Deferred Payment Amount. Such deduction shall be final and binding on the Seller, Seller Subsidiaries, NonSeller Subsidiaries, the Representative, the Buyer and all other parties, and shall not be subject to challenge or claim by any party.

SECTION 7.09. Final Distribution to Seller. Buyer shall promptly notify Seller or the Representative in writing on or after the Second Distribution Date if there are no amounts due or to be distributed to Seller pursuant to Article VII of this Agreement. Seller shall have 30 days from receipt of such notice to dispute such notification in the manner provided in Section 7.07. If such determination is not disputed or such dispute is resolved pursuant to Section 7.07, Buyer’s obligations under Sections 7.06 and 7.07 shall expire.

SECTION 7.10. Exclusive Remedy. From and after the Closing Date, (a) except with respect to (i) fraud, willful misrepresentation, willful breach, willful misconduct or willful concealment by or on behalf of Seller, (ii) specific performance, and (iii) equitable remedies, each Buyer indemnified party’s right to indemnification under this Agreement constitutes such Buyer indemnified party’s sole and exclusive remedy for Losses from Seller with respect to any inaccuracy in, or any breach of, any representation, warranty, covenant, agreement, obligation or undertaking or pursuant to or in connection herewith or in any Ancillary Document or any failure by Seller to perform any covenant, agreement, obligation or undertaking herein or in any Ancillary Document.

(b) From and after the Closing Date, Seller’s right to indemnification under this Agreement constitutes Seller’s sole and exclusive remedy for Losses from Buyer with respect to any inaccuracy in, or any breach of, any representation, warranty, covenant, agreement, obligation or understanding or pursuant to or in connection herewith or in any

Ancillary Document or any failure by Buyer to perform any covenant, agreement, obligation or undertaking herein or in any Ancillary Document.

SECTION 7.11. Treatment of Indemnification Payments. The parties agree to treat any payment made under this Article VII as an adjustment to the Purchase Price.

SECTION 7.12. Appointment of Representative.

(a) Authority. The Seller and by separate approval, the shareholders of Seller approves the designation of and designates the Representative as the representative of the Seller and as the attorney-in-fact and agent for and on behalf of Seller with respect to claims for indemnification under this Article VII and, except as set forth herein, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Buyer (on behalf of itself or any other indemnified party) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby; (b) authorize the release or delivery to Buyer of amounts from the Aggregate Deferred Payment Amount in satisfaction of indemnification claims by Buyer or any other indemnified party pursuant to this Article VII (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand and participate in arbitration, mediation and litigation and comply with orders of courts and awards of arbitrators and mediators with respect to, (i) indemnification claims by Buyer or any other indemnified party pursuant to this Article VII or (ii) any other claim by any indemnified party against any other party or any dispute between any indemnified party and any such other party; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have the authority and power to act on behalf of the Seller and the shareholders of Seller with respect to the disposition, settlement or other handling of all claims under this Article VII and rights or obligations arising under this Article VII. The Seller and the shareholders of Seller shall be bound by all actions taken and documents executed by the Representative in connection with this Agreement and Buyer and other indemnified parties shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the former holders of a majority in interest of the capital stock of Seller upon not fewer than ten (10) days’ prior written notice to Buyer; provided, however, that the Representative may not be removed unless the former holders of a majority in interest of the capital stock of Seller agree to such removal and to the identity of the substituted agent. A vacancy in the position of Representative may be filled by the holders of a majority in capital stock of the Seller. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Seller and the shareholders of Seller.

(b) Limitation on Liability. In performing the functions specified in this Agreement, the Representative shall not be liable to the Seller or the shareholders of Seller while acting in good faith and in the exercise of reasonable judgment in the absence of gross negligence or willful misconduct on the part of the Representative.

(c) Representative Acts/Decisions. A decision, act, consent or instruction of the Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Seller and the shareholders of Seller and shall be final, binding and conclusive upon the Seller and the shareholders of Seller; and the Buyer may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act consent or instruction of Buyer.

ARTICLE VIII

Conditions to Buyer’s Obligations to Close

Buyer’s obligation to purchase the Acquired Assets and to assume the Assume Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

SECTION 8.01. Representations and Warranties; Performance; Delivery of Certificate. (a) The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality are true and correct as of the Closing Date, and the representations and warranties of Seller set forth in this Agreement that are not so qualified are true and correct in all material respects as of the Closing Date;

(b) Seller shall have performed and complied in all material respects with all of their agreements, covenants and conditions required by this Agreement or the Ancillary Documents to be performed or complied with by Seller prior to or at the Closing Date;

(c) The conditions set forth in this Article VIII have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and

(d) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by the chief executive officer of Seller certifying to the matters set forth in Section 8.01(a) – (c) attached as Exhibit J.

SECTION 8.02. Consents. Seller shall have obtained each of the Third Party Consents.

SECTION 8.03. No Proceeding or Litigation. Since the date of this Agreement, there shall not have been commenced or threatened, any action, order or legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of such transactions.

SECTION 8.04. No Material Adverse Change. There shall have been no Material Adverse Change with respect to the Acquired Assets, taken as a whole, on the Closing Date as compared with the date of this Agreement.

SECTION 8.05. Removal of Encumbrances. All Liens to which any of the Acquired Assets are subject or by which any of the Acquired Assets are bound shall have been removed.

SECTION 8.06. Offer Letters. Each of the Offer Letters for the Retained U.S. Employees shall be executed by such employee and delivered and shall remain in full force and effect and no such individual shall have terminated employment or given notice of an intention to terminate employment with Buyer prior to the Closing Date.

SECTION 8.07. Releases. Buyer shall have received the executed Releases from the releasing parties and such Releases shall be in full force and effect.

SECTION 8.08. Closing Date Balance Sheets. Buyer shall have received the Closing Date Balance Sheets of each Seller Subsidiary, on a standalone basis, and of the Seller and the NonSeller Subsidiaries, in form and substance satisfactory to the Buyer, attached hereto as Exhibit K.

SECTION 8.09. Liquidation Spreadsheet. Buyer shall have received a revised Liquidation Spreadsheet as of the Closing Date from Seller (including supporting documentation) reflecting all final updates and the consummation of the transactions set forth in this Agreement, in form and substance satisfactory to the Buyer, attached hereto as Exhibit I.

SECTION 8.10. FIRPTA. Buyer shall have received from the Seller a properly executed Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) certificate, meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3), satisfactory to Buyer attached as Exhibit L.

SECTION 8.11. Seller Good Standing Certificates. Buyer shall have received a certificate from the Secretary of State of the State of California and each other state in which the Seller is qualified to do business as a foreign corporation certifying that the Seller is in good standing and that all applicable Taxes and fees of the Seller through and including the Closing Date have been paid.

SECTION 8.12. Seller Secretary’s Certificate. Buyer shall have received a certificate executed by the Secretary of the Seller certifying and attaching thereto (i) the Articles of Incorporation and Bylaws of the Seller, each as amended to date and (ii) copies of resolutions adopted by the Board of Directors of the Seller and the Seller shareholders and the Boards of Directors of the Seller Subsidiaries and the Seller Subsidiaries’ shareholders evidencing approval of the Acquisition and the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the appointment of the Representative (in the case of the Seller and the Seller’s shareholders) and the matters set forth in Section 5.08 of this Agreement (in the case of the Seller and the Seller Subsidiaries), attached as Exhibit M. Exhibit M shall also include (i) proof from the Seller Subsidiaries and the Banks that the Subsidiaries Payment Amount shall be maintained at the Banks at the Closing Date (in addition to the other cash assets held by the Seller Subsidiaries in the Banks) and (ii) documentation of a change in members of the board of directors and officers of each of the Seller Subsidiaries to the designees of the Buyer.

SECTION 8.13. Closing Deliverables. Seller shall have delivered all other Closing deliverables required by Seller to be executed and delivered pursuant to this Agreement.

SECTION 8.14. Requisite Consents. The Requisite Consents shall have been obtained by the Seller and they shall be in full force and effect on the Closing Date. Seller shall have provided Buyer or its counsel with the written consents evidencing the Requisite Consents.

SECTION 8.15. Joinder Agreement. A representative (the “Representative”) shall have been engaged by the Seller and ratified by the Seller’s shareholders pursuant to the terms of this Agreement to act in the capacity as the Representative, and the Representative shall have signed a joinder agreement in the form attached hereto as Exhibit N (“Joinder Agreement”).

SECTION 8.16. Final Seller Disclosure Schedules and Related Exhibits and Appendices. Buyer shall have received revised Seller Disclosure Schedules and all related exhibits and appendices as of the Closing Date from the Seller reflecting all final updates, and in form and substance satisfactory to the Buyer, attached hereto as Exhibit Q.

ARTICLE IX

Conditions to Seller’s Obligations to Close

Seller’s obligations to sell the Acquired Assets and to take the other actions required to be taken by Seller is subject to the satisfaction or waiver by Seller, at or prior to the Closing, of each of the following conditions:

SECTION 9.01. Representations and Warranties; Performance; Certificate. (a) The representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality are true and correct as of the Closing Date, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified are true and correct in all material respects as of the Closing Date;

(b) Buyer shall have performed and complied in all material respects with all of their agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

(c) The conditions set forth in this Article IX have been fulfilled or satisfied, unless otherwise waived in writing by Seller; and

(d) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by the chief executive officer of Buyer certifying to the matters set forth in Section 9.01(a)-(c), attached as Exhibit O.

SECTION 9.02. No Proceeding or Litigation. Since the date of this Agreement, there shall not have been commenced or threatened, any action, Order or legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of such transactions.

SECTION 9.03. Closing Deliverables. Buyer shall have delivered all other Closing deliverables required by Buyer to be executed and delivered pursuant to this Agreement.

SECTION 9.04. Buyer Secretary’s Certificate. Seller shall have received a certificate executed by the Secretary of the Buyer certifying and attaching thereto copies of resolutions adopted by the Board of Directors of Buyer evidencing approval of the Acquisition and the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, attached as Exhibit P.

ARTICLE X

Termination

SECTION 10.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent of Buyer and Seller;

(b) By Buyer or Seller , if, without fault of the terminating party, the Closing shall not have occurred on or before September 23, 2009;

(c) By Buyer, if Seller shall be in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach is not cured by the party in breach within 10 calendar days following receipt of written notice of such breach or failure to perform from Buyer, provided that Buyer is not in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement at the time such notice is delivered;

(d) By Seller, if Buyer shall be in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach is not cured by Buyer within 10 calendar days following receipt of written notice of such breach or failure to perform from Seller, provided that Seller is not in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement at the time such notice is delivered; or

(e) By Buyer or Seller if any Governmental Entity shall have entered a final, nonappealable order or injunction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, provided that such right of termination shall not be available to any party if such party shall have failed to take reasonable efforts to prevent or contest the imposition of such order or injunction.

SECTION 10.02. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the parties pursuant to this Article X, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or the Seller or their respective officers, directors or shareholders; provided, however, that (i) the provisions of this Section 10.02 (Procedures and Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve either party hereto from liability in connection with any breach of this Agreement (including, without limitation, any breach by the Seller or any of the Seller Representatives of Section 5.05 hereof) (No Other Negotiations).

ARTICLE XI

Miscellaneous

SECTION 11.01. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Seller in this Agreement and the Ancillary Documents and in any instrument delivered pursuant hereto or thereto shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto as set forth herein or therein. Except as specifically set forth herein or therein, the representations, warranties, covenants and agreements of the Buyer in this Agreement and the Ancillary Documents and in any instrument delivered pursuant hereto or thereto shall terminate at the Closing.

SECTION 11.02. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside the United States, with proof of delivery from the courier requested; or (d) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto, as follows (effective for all parties):

if to Buyer, to:

Apache Design Solutions, Inc.

2645 Zanker Road, 2nd Floor

San Jose, CA 95134

Attention: Andrew T. Yang

Fax No.: 408-428-9569

with a notice copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Warren T. Lazarow

Fax No.: 650-473-2601

if to Seller, to:

Sequence Design, Inc.

440 N. Wolfe Road

Sunnyvale, CA 94085

Attention: Chief Executive Officer or Controller

Fax No.: 408-524-1651

with a notice copy to:

Baker & McKenzie LLP

660 Hansen Way

Palo Alto, CA 94034

Attention: Matthew Gemello

Fax No.: 650-856-9299

if to the Representative, to the address set forth in the Joinder Agreement, with a notice copy to Mr. Gemello at Baker & McKenzie LLP.

SECTION 11.03. Definitions. As used in this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) an “Ancillary Document” shall mean each and every other agreement, document or instrument executed and delivered in connection with this Agreement;

(c) “Benefit Agreements” means (i) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, restricted stock, stock appreciation right, performance unit, stock-based award, consulting or similar Contract between Seller (including the Seller Subsidiaries), on the one hand, and any Participant, on the other hand, (ii) any Contract between Seller (including the Seller Subsidiaries), on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller (including the Seller Subsidiaries) of the nature contemplated by this Agreement or the Ancillary Documents (alone or in combination with any other event) or (iii) any trust or insurance Contract or other Contract to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant, in each case as modified or amended;

(d) “IRS” means the United States Internal Revenue Service;

(e) as it relates to Seller, “Knowledge” means, with respect to any matter in question, that any officer or member of the Board of Directors of the Seller or any Seller Subsidiary or any vice president or general manager of Seller or any Seller Subsidiary has or would have actual knowledge of such matter after reasonable inquiry and investigation of employees of Seller or any Seller Subsidiary who could likely have actual knowledge of such matters;

(f) “Material Adverse Effect” A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Affect” on Seller, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) of the business, assets (including intangible assets) and liabilities, results of operations or financial performance of Seller (and the Seller Subsidiaries), taken as a whole; it being understood that none of the following, in and of themselves, either alone or in combination, will constitute a Material Adverse Effect: (x) delays in customer orders, reduction in sales, disruption in supplier, distributor, partner or similar relationships, in each case, which are, or are reasonably expected to be, temporary rather than permanent in nature and that are primarily the result of the announcement or pendency of the Acquisition or (y) any material adverse effect resulting from changes in economic conditions in the economy generally or in Seller’s industry generally (other than, in case of subclause (y), effects of any such changes that do not disproportionately affect Seller relative to other such industry or market participants).

(g) “Participant” means any current or former director, officer, employee, contractor or consultant of Seller (including the Seller Subsidiaries);

(h) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity;

(i) “Pre-Closing Taxes” means (a) all liability for Taxes of the Seller Subsidiaries for Pre-Closing Tax Periods; (b) all liability resulting by reason of the several liability of the Seller Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law or regulation, or by reason of any Seller Subsidiary having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (c) all liability of the Seller Subsidiaries for Taxes of any other person pursuant to any contractual agreement entered into on or before the Closing Date;

(j) a “subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists; and

(k) “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller or any Seller Subsidiary (wherever located and whether or not carried on Seller’s or any Seller Subsidiary’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

SECTION 11.04. Interpretation. When a reference is made in this Agreement to an Article or to a Section, Subsection or Schedule, such reference shall be to an Article of, a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. Any reference in the Seller’s representations and warranties in Article III of this Agreement to “provision,” “provide to Buyer,” “has provided to Buyer” or similar words shall include the action of Seller’s posting of such written information to the electronic datasite of Buyer’s outside counsel so long as Seller or its attorneys or other representatives shall have posted such written information to such datasite at least one business day prior to the date of this Agreement. The parties agree that any failure to timely post such information to the datasite shall not be deemed to be a “providing” of such information for purposes of the Seller’s representations and warranties in Article III of this Agreement.

SECTION 11.05. Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

SECTION 11.06. Remedies. Except as specifically set forth herein, any and all remedies herein expressly conferred upon a party to this Agreement or a party to any Ancillary Document shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or thereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other remedy.

SECTION 11.07. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Buyer by reason of a failure of the Seller to perform any of the obligations under this Agreement or the Ancillary Documents and agree that the terms of this Agreement and the Ancillary Documents shall be specifically enforceable against the Seller. If Buyer institutes any action or proceeding to specifically enforce the provisions hereof or thereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

SECTION 11.08. Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Buyer and the Seller. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

SECTION 11.09. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Ancillary Documents (including the documents and instruments referred to herein or therein) (a) constitute the entire agreement, and supersede all prior agreements, representations and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except as set forth in Article VII, are not intended to confer upon any person other than the parties hereto any rights or remedies. The parties hereto agree this Agreement has been jointly drafted by the parties and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

SECTION 11.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 11.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.13. Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) any California State court sitting in the County of Santa Clara and (b) the United States District Court for the Northern District of California, for the purposes of any Litigation arising out of this Agreement or the Ancillary Documents or any transaction contemplated hereby or thereby (and each agrees that no such Litigation relating to this Agreement or the Ancillary Documents shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 11.02 shall be effective service of process for any Litigation in California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Litigation arising out of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby in (a) any California State court sitting in the County of Santa Clara or (b) the United States District Court for the Northern District of California, or that any such Litigation brought in any such court has been brought in an inconvenient forum.

SECTION 11.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.14.

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IN WITNESS WHEREOF, the Buyer and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

APACHE DESIGN SOLUTIONS, INC.

By:	/s/ Andrew T. Yang
	Name:	Andrew T. Yang
	Title:	Chief Executive Officer

SEQUENCE DESIGN, INC.

By:	/s/ Vic R. Kulkarni
	Name:	Vic R. Kulkarni
	Title:	President & Chief Executive Officer

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